UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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XL GROUP Public Limited Company
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PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION
XL GROUP PLC
XL House, 8 St. Stephen’s Green, Dublin 2, Ireland
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NOTICE OF ANNUAL GENERAL MEETING OF HOLDERS OF ORDINARY
SHARES TO BE HELD ON FRIDAY, MAY 8, 2015
________________
Dublin, Ireland
March [20], 2015

To the Holders of Ordinary Shares of XL Group plc:

Notice is hereby given that the Annual General Meeting of holders of ordinary shares of XL Group plc will be held at its offices, located at 8 St. Stephen’s Green, Dublin 2, Ireland, on Friday, May 8, 2015 at 8:30 a.m. local time for the following purposes:

1.	To elect, by separate resolutions, eight Directors, each to hold office until 2016;

2.
To ratify the appointment of PricewaterhouseCoopers LLP to act as the independent auditor of XL Group plc for the year ending December 31, 2015, and to authorize the Audit Committee of the Board of Directors to determine PricewaterhouseCoopers LLP’s remuneration;

3.	To provide a non-binding, advisory vote approving XL Group plc’s executive compensation;

4.	To renew the Board of Directors’ authority to issue shares, warrants, convertible instruments and options under Irish law;

5.	To renew the Board of Directors’ authority to issue shares for cash without first offering shares to existing shareholders under Irish law;

6.	To approve the increase in the number of shares available under the Directors Stock & Option Plan; and

7.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of XL Group plc at the close of business on March 5, 2015 are entitled to notice of, and to vote at, the annual meeting. For instructions on voting, please refer to the instructions on the enclosed proxy card.

During the meeting, management will present XL Group plc’s Irish Statutory Accounts for the fiscal year ended December 31, 2014.

By Order of The Board of Directors,

Kirstin Gould
Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of shareholders to be held on May 8, 2015. Our Proxy Statement for the 2015 Annual General Meeting of shareholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available at www.envisionreports.com/XL if you are a shareholder of record, and www.edocumentview.com/XL if you are a beneficial owner.
Your vote is important. Whether or not you plan to attend the 2015 Annual General Meeting of shareholders, please vote as promptly as possible by telephone, through the internet or by requesting a paper proxy card to complete, sign and return by mail.

XL GROUP PLC
________________
PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF HOLDERS OF
ORDINARY SHARES TO BE HELD ON MAY 8, 2015
________________
GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of XL Group plc (the “Board”) to be voted at the Annual General Meeting of holders of XL Group plc’s (the "Company" or "XL") ordinary shares to be held on May 8, 2015 and any adjournments thereof. Pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet, except that hard copy versions of such materials will be provided to shareholders who have previously requested hard copies. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. The Notice, the Notice of Annual General Meeting, this Proxy Statement and the proxy card are first being made available to shareholders on or about March [20], 2015. We have made available with this Proxy Statement the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report”), although the Annual Report should not be deemed to be part of this Proxy Statement. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice. Upon request, shareholders will receive a printed set of the proxy materials. In addition, shareholders may specify how they would prefer to receive proxy materials in the future, including receiving proxy materials by e-mail or in hard copy format. By sending you the proxy materials over the internet or by e-mail, we save the cost of printing and mailing documents to you and reduce the impact of our annual general meetings on the environment. If you elect to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. Additionally, if you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

When the proxy card is properly executed, the shares it represents will be voted at the meeting on the following proposals: (1) to elect, by separate resolutions, eight Directors, each to hold office until 2016; (2) to ratify the appointment of PricewaterhouseCoopers LLP to act as the independent auditor of XL Group plc for the year ending December 31, 2015, and to authorize the Audit Committee of the Board of Directors to determine PricewaterhouseCoopers LLP’s remuneration; (3) to provide a non-binding, advisory vote approving XL Group plc’s executive compensation; (4) to renew the Board of Directors’ authority to issue shares, warrants, convertible instruments and options under Irish law, (5) to renew the Board of Directors’ authority to issue shares for cash without first offering shares to existing shareholders under Irish law; and (6) to approve the increase in the number of shares available under the Directors Stock & Option Plan.

Any shareholder giving a proxy has the power to revoke it prior to its exercise by giving notice of such revocation to the Company Secretary in writing to XL Group, 100 Washington Blvd., 6th Floor, Stamford, CT 06902, by attending and voting in person at the Annual General Meeting or by executing a subsequent proxy, provided that such action is taken in sufficient time to permit revocation and the necessary examination and tabulation of the subsequent proxy before the votes are taken.

Shareholders of record as of the close of business on March 5, 2015 will be entitled to vote at the Annual General Meeting. As of March 5, 2015, there were [_________] outstanding shares entitled to vote at the Annual General Meeting, with each share entitling the holder of record thereof to one vote at the Annual General Meeting (subject to certain limitations set forth in our Articles of Association—see footnote 1 to the table included under the heading “Security Ownership of Certain Beneficial Owners, Management and Directors”).

Under the law applicable to Irish companies, we are required to provide you with our Irish Statutory Accounts for our 2014 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on our website at www.xlgroup.com/financialreports/irish2014 and will be laid before the Annual General Meeting. Other than the presentation of our 2014 financial statements and the minutes of the 2014 Annual General Meeting, we know of no specific matter to be brought before the Annual General Meeting that is not referred to in the Notice of Annual General Meeting. If any other matter comes before the Annual General Meeting, including any shareholder proposal properly made or any matter of a procedural or substantive nature (including any motion to amend a resolution or adjourn the Annual General Meeting), the proxy holders intend to vote proxies in accordance with their judgment.

Under Irish law, each of the following proposals requires an affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting, provided there is a quorum (consisting of two or more shareholders present in person or by proxy and holding shares representing at least fifty percent (50%) of the issued shares carrying the right to vote at the Annual General Meeting): Proposal 1, the election, by separate resolutions, of each nominee for Director; Proposal 2, the ratification of the appointment of, and authorization of the Audit Committee of the Board to determine the remuneration of, the independent auditor; Proposal 3, the approval of executive compensation on a non-binding, advisory basis; Proposal 4, the approval to renew the Board of Directors’ authority to issue shares, warrants, convertible instruments and options under Irish law; and Proposal 6, the approval of the increase in the number of shares available under the Directors Stock & Option Plan. Under Irish law, the following proposal requires an affirmative vote of 75% of the votes cast on such a proposal at the Annual General Meeting, provided there is a quorum: Proposal 5, the approval to renew the Board of Directors' authority to waive statutory pre-emption rights. For purposes of determining a quorum, abstentions and broker non-votes present in person or by proxy are counted as represented. Although the advisory vote approving executive compensation is non-binding, the Board intends to carefully consider the results of this vote and, to the extent there is a significant negative vote, it intends to consult directly with shareholders as appropriate to better understand the concerns that influenced the vote.

With respect to all proposals except Proposal 2, the ratification of the appointment of the independent auditor and the authorization of the Audit Committee of the Board to determine the independent auditor’s remuneration, abstentions and “broker non-votes” will not be considered votes cast with respect to such proposals. Therefore, abstentions and broker non-votes will have no effect on the outcome of those proposals. With respect to Proposal 2, shares owned by shareholders electing to abstain from voting on the proposal will not be considered votes cast with respect to such proposal and, therefore, will have no effect on the outcome of the proposal.

XL GROUP PLC
PROXY STATEMENT

TABLE OF CONTENTS

Page
PROPOSALS UNDER VOTE	5
Election of Directors (Proposal 1)	5
Ratification of Appointment of Independent Auditor and Authorization of Audit Committee to Determine the Remuneration of the Independent Auditor (Proposal 2)	9
Non-Binding (Advisory) Vote Approving Executive Compensation of Named Executive Officers (Proposal 3)	10
Renewal Of Board of Directors' Authority To Issue Shares, Warrants, Convertible Instruments And Options Under Irish Law (Proposal 4)	13
Renewal of Board of Directors' Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders Under Irish Law (Proposal 5)	13
Amendment of Directors Stock and Option Plan to Increase Number of Shares Available for Issuance (Proposal 6)	14
CORPORATE GOVERNANCE	18
Board of Directors	18
Committees	20
Compensation Committee Interlocks and Insider Participation	22
Communications with Members of the Board of Directors and its Committees	22
Code of Conduct	22
Website Access to Governance Documents	22
Procedures for Approval of Related Person Transactions	23
EXECUTIVE COMPENSATION	24
COMPENSATION DISCUSSION AND ANALYSIS	24
1. Introduction	24
2. Executive Compensation Philosophy and Core Principles	25
3. Benchmarking Compensation	27
4. Executive Compensation Components	28
5. Executive Share Ownership	37
6. Policies on Hedging or Pledging of Company Securities	38
7. NEO Employment Agreements	39
8. Clawback Provisions	37
9. Role of the Committee and Independent Advisor in Setting Executive Pay	37
10. Role of the Chief Executive Officer in Setting Executive Pay	38
11. Section 162(m)	39
Management Development and Compensation Committee Report	39
SUMMARY COMPENSATION TABLE	40
GRANTS OF PLAN-BASED AWARDS TABLE	42
Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table	43
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END	45
OPTION EXERCISES AND STOCK VESTED	46
PENSION BENEFITS	46
NON-QUALIFIED DEFERRED COMPENSATION	46

PROPOSALS UNDER VOTE

1. ELECTION OF DIRECTORS

Historically our Board has been divided into three classes serving staggered terms of three years based upon the cycle of each class's term of office. At the 2014 Annual General Meeting our shareholders approved, upon our Board's unanimous recommendation, the phased declassification of our Board. The declassification implementation began at our 2014 Annual General Meeting, at which the Class I Directors with expiring terms were elected for one-year terms, while the Class II and Class III Directors elected in prior years to serve to three-year terms continued to complete those terms, expiring in 2015 and 2016 respectively. Consequently, the nominees for election at this Annual General Meeting include eight Directors, of whom four are Class I directors until the conclusion of the 2015 Annual General Meeting and four are Class II directors until the conclusion of the 2015 Annual General Meeting, each for election for a one-year term until the 2016 Annual General Meeting. The declassification of our Board will be complete at the conclusion of our 2016 Annual General Meeting.

All of the nominees are currently serving as Directors and were appointed or elected in accordance with our Articles of Association. The name, principal occupation and other information concerning each nominee and each continuing Director, including the reasons for the view of the Board that each of the nominees for election, and each of the continuing Directors, should serve as Directors at this time, are set forth below. The persons designated as proxies will vote FOR the election of each of the nominees, unless otherwise directed. All of the nominees have consented to serve if elected, but if anyone becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

Director Nominees

Ramani Ayer, age 67, has been a Director since February 2011. Previously, Mr. Ayer served as the Chairman of the board of directors and CEO of The Hartford Financial Services Group Inc. (“The Hartford”) from February 1997 until his retirement in October 2009. In addition, Mr. Ayer is the former Chairman of the American Insurance Association, the Property & Casualty CEO Roundtable and the Insurance Services Office. He is currently a member, and previously served as Chairman, of the board of the Hartford Healthcare Corporation, the Vice Chairman of the Connecticut Council for Education Reform and a member of the board of the David Lynch Foundation. Previously, he also served as a member of the board and Chairman of the Hartford Hospital and as a member of the board of Maharishi University of Management.

During his 36-year career with The Hartford, Mr. Ayer held progressively senior roles. Mr. Ayer’s long tenure as the Chairman of the board and CEO of The Hartford, during which time he built the company into a recognized leader in property and casualty insurance, provides him a wealth of experience with respect to the varied and complex issues that confront large (re)insurers, such as the Company. In particular, Mr. Ayer’s vast knowledge and experience in the property and casualty space complement the expertise of our other Board members and benefit us as we continue to build on our solid foundation, global platform and depth of underwriting talent.

Dale R. Comey, age 73, has been a Director since November 2001. Mr. Comey served as alternate lead director of the Board from February 2008 to April 2009. Mr. Comey was a director of St. Francis Hospital and Medical Center, Hartford, Connecticut from 1988 to 2006. Prior to his retirement, Mr. Comey was Executive Vice President at the corporate headquarters of the ITT Corporation from 1990 to 1996, where he was responsible for directing the operations of several ITT business units, including ITT Hartford and ITT Financial Corporation. From 1988 to 1990, Mr. Comey was President of ITT Hartford’s Property & Casualty Insurance Business.

Mr. Comey brings an actuarial background and extensive operational and business leadership skills to the Board. Through his experience serving in various senior leadership positions with ITT Corporation, he has first-hand knowledge of the varied and complex financial, operational and governance issues that confront large (re)insurers, such as the Company. This experience makes him well-suited to serve as Chair of the Nominating, Governance and External Affairs Committee. In addition, Mr. Comey’s experience gained from serving as a director of a non-profit institution adds to the depth and breadth of his knowledge of operational, strategic and governance issues with which we may be confronted.

Michael S. McGavick, age 57, was appointed as a Director in April 2008, shortly prior to his commencement as our CEO on May 1, 2008. Previously, Mr. McGavick was President and CEO of Seattle-based insurer Safeco Corporation from January 2001 to December 2005, and was Chairman of Safeco’s board of directors from January 2002 to December 2005. Prior to joining Safeco, Mr. McGavick spent six years with Chicago-based CNA Financial Corporation, where he held various senior executive positions before becoming President and Chief Operating Officer of the company’s largest commercial insurance operating unit. Mr. McGavick’s insurance industry experience also includes two years as Director of the American Insurance Association’s Superfund Improvement Project in Washington, D.C. where he became the Association’s lead strategist in working to transform U.S. Superfund environmental laws. Mr. McGavick is a member of the boards of the American Insurance Association and the Insurance Information Institute, he is the Chairman of the board of The Geneva Association and served as Chairman of the Association of Bermuda Insurers and Reinsurers in 2014. He also is a member of the board of Landesa, a nonprofit organization that helps the rural poor around the globe obtain land rights.

Upon joining the Company in 2008, Mr. McGavick pioneered and has led the successful implementation of our strategy to simplify our organizational structure, focus on core property, casualty and specialty insurance and reinsurance businesses and enhance our enterprise risk management capabilities. Mr. McGavick provides innovative leadership and knowledge of all aspects of our business, and has a proven track record in the insurance industry, especially relating to turnaround management. The progress we made during 2014 in our strategic planning and in execution towards our goal of top quartile performance, as discussed in “Executive Compensation-Compensation Discussion and Analysis,” exemplifies Mr. McGavick’s leadership in action. In addition, Mr. McGavick’s previous political and public affairs experience and active involvement in various industry associations enhances his contribution to the Company and the Board.

Robert R. Glauber, age 75, has been a Director since 2006 and the non-executive Chairman of the Board since April 2009. He is a Lecturer at Harvard’s Kennedy School of Government and has been a visiting professor at Harvard Law School in 2007 and 2009. Previously, he served as Chairman and Chief Executive Officer of NASD (now FINRA), the private-sector regulator of the U.S. securities markets, from September 2001 to September 2006, after becoming the NASD's CEO in November 2000. Prior to becoming an officer at the NASD, he was a Lecturer at the Kennedy School from 1992 until 2000, Under Secretary of the Treasury for Finance from 1989 to 1992 and previously to that, was a Professor of Finance at the Harvard Business School for 25 years. In 1987-88, Mr. Glauber served as Executive Director of the Task Force (“Brady Commission”) appointed by President Reagan to report on the October 1987 stock market crash. He has served on the Korean Financial Supervisory Service's International Advisory Board, the boards of the Federal Reserve Bank of Boston, Moody’s Corp., Freddie Mac, a number of Dreyfus mutual funds, the Investment Company Institute, as Vice Chairman of the Trustees who appoint and oversee the International Accounting Standards Board, and as president of the Metropolitan Opera Club and the Boston Economic Club. Mr. Glauber presently is Chairman of the Board of Northeast Bancorp (a commercial bank based in New England), a director of Pioneer Global Asset Management S.p.A. (Milan), and an overseer of the Boston Symphony Orchestra. He has been a Senior Advisor at Peter J. Solomon Co., an investment bank, since November 2006. Mr. Glauber graduated from Harvard College and received his doctorate from Harvard Business School.

Mr. Glauber’s strong management background in both the public and private sectors, and his expertise in financial services regulation, public policy and corporate governance provide him the consensus-building and leadership skills necessary to chair the Board. In addition, Mr. Glauber’s variety of experience serving as a current or former director of several large financial companies adds to the depth and range of his contribution to the Board.

Edward J. Kelly, III, age 61, has been a Director since August 2014.  Prior to his retirement in July 2014, Mr. Kelly served as Chairman of the Institutional Clients Group at Citigroup, Inc.  He joined Citigroup, Inc. in 2008 and during his six year tenure also served as Vice Chairman, Chief Financial Officer and Head of Global Banking at Citigroup, Inc., as well as Chief Executive Officer of Citi Alternative Investments, an integrated alternative investments platform within Citigroup, Inc. Prior to joining Citigroup, Mr. Kelly served as a Managing Director at The Carlyle Group from June 2007 to January 2008.  Previously, Mr. Kelly was Vice Chairman of PNC Financial

Services Group following PNC's acquisition of Mercantile Bankshares Corporation, where Mr. Kelly had been Chairman, CEO and President since 2003 and CEO and President since March 2001. Before joining Mercantile, Mr. Kelly was with J.P. Morgan & Co., first as its General Counsel and later as Managing Director and Head of Global Financial Institutions. He was co-head of Investment Banking Client Management and Head of Global Financial Institutions following J.P. Morgan's merger with Chase Manhattan in 2001. Prior to J.P. Morgan, Mr. Kelly was a partner at the law firm of Davis Polk & Wardwell, where he specialized in matters related to financial institutions. Early in his career, Mr. Kelly served as a law clerk to Supreme Court Justice William J. Brennan, Jr. and U.S. Court of Appeals Judge Clement F. Haynsworth, Jr.  Since July 2002, Mr. Kelly has served on the board of directors of CSX Corp and currently serves as its lead director. Mr. Kelly was recently elected to the board of directors of MetLife, Inc. and commenced his service on February 25, 2015. Previously he served on the boards of directors for The Hartford Financial Services Group, Axis Capital Holdings Ltd. and Paris RE Holdings, among others.

Mr. Kelly brings deep knowledge of the financial services industry and a unique perspective to the Company, particularly in the areas of capital management and strategic execution, as a result of his more than 25 years of operating, regulatory and investment experience in the financial services industry.  This unique perspective, combined with his knowledge gained from serving as a current or past director of public corporations with global operations, provides him with a wealth of experience to draw from in advising the Company.  In addition, the Board benefits from Mr. Kelly’s knowledge and insights derived from his current position as lead director of CSX.

Suzanne B. Labarge, age 68, has been a Director since October 2011. From February 1999 until her retirement in December 2004, Ms. Labarge served as the Vice Chairman and Chief Risk Officer of Royal Bank of Canada (RBC Financial Group), where she was responsible for the management of enterprise-wide risk and served on the executive management committee, providing leadership for the overall strategic direction of RBC Financial Group. During her 25 years with Royal Bank of Canada, Ms. Labarge held a variety of roles within commercial and corporate lending, internal audit, and corporate treasury before assuming responsibility for risk management. During her career, Ms. Labarge also served the Canadian government as an assistant auditor-general and as deputy superintendent of the Office of the Superintendent of Financial Institutions Canada. Ms. Labarge served as a member of the Supervisory Board of Deutsche Bank AG, a global investment bank, through February 2015, and serves as a member of the board and chair of the audit committee of Coca-Cola Enterprises, Inc., a cold beverage bottler and distributor. In addition, from January 2005 to May 2007, Ms. Labarge served as a director and chair of the audit committee of Novelis, Inc., a Canadian producer of aluminum products that is no longer a public company. Ms. Labarge also serves as a director of private corporations that each act as a trustee of a trust for the benefit of the Late John E. Irving. The principal private corporations include: JEI PTC A Limited, JEI PTC B Limited, Ocean Capital Holdings Limited and Ocean Capital B Holdings Limited.

Ms. Labarge has extensive risk management and compliance experience and familiarity with the complexities involved in managing large, international corporations from her time at Royal Bank of Canada and as a member of Deutsche Bank’s risk committee. That experience, as well as her service as a director of companies with significant international operations, makes her well suited to serve as a Director of the Company. Ms. Labarge also has in-depth familiarity with financial accounting practices and reporting responsibilities of public companies with global operations as a result of her current and prior service as a member or chairwoman of other companies’ audit committees. The Board derives great benefit from Ms. Labarge’s enterprise risk and financial management expertise, executive management experience and financial accounting knowledge as it continues to develop its global insurance and reinsurance platforms.

Anne Stevens, age 66, has been a Director since April 2014. She has served as Chairman, Chief Executive Officer and Principal of SA IT Services, an IT outsourcing company, since June 2011. Previously, Ms. Stevens was Chairman, President and Chief Executive Officer of Carpenter Technology Corporation from November 2006 to October 2009. Prior to joining Carpenter Technology Corporation, Ms. Stevens spent most of her executive career at the Ford Motor Company, where she ultimately served as Executive Vice President and Chief Operating Officer of The Americas from November 2005 until her retirement in October 2006. During her 16 years with Ford, Ms. Stevens held various management positions, including serving as Group Vice President, Canada, Mexico and South America, of Ford Motor Company from October 2003 to October 2005, Vice President, North America Vehicle Operations of Ford Motor Company from August 2001 to October 2003 and Vice President, North America

Assembly Operations of Ford Motor Company from April 2001 to August 2001. Prior to joining Ford Motor Company, Ms. Stevens held various engineering, manufacturing and marketing positions at Exxon Chemical Co. She is a member of the National Academy of Engineering, a Trustee of Drexel University and currently serves as a director of Lockheed Martin Corporation and Anglo American plc.

Ms. Stevens obtained broad experience at Ford Motor Company in managing the challenges associated with global organizations, particularly in the areas of operations management, talent management and governance. The skills derived from this experience make her well-qualified to serve as a member of the Board. The Board also derives benefit from her current position as director of two publicly traded companies with global operations.

Sir John M. Vereker, age 70, has been a Director since November 2007. Sir John Vereker was the Governor and Commander-in-Chief of Bermuda from April 2002 to October 2007. Prior to that, he was the U.K.’s Permanent Secretary of the Department for International Development and of its predecessor, the Overseas Development Administration, from 1994 to 2002. Over the years, Sir John Vereker’s career has included working at the World Bank, serving as Private Secretary to three U.K. Ministers of Overseas Development, working on public sector issues in the Policy Unit of the British Prime Minister’s Office and serving as Deputy Secretary for the U.K. Department of Education and Science. He has been a board member of the British Council, the Institute of Development Studies and the Institute of Manpower Studies and Voluntary Service Overseas. He has served on the Advisory Councils for the Centre for Global Ethics and for the British Consultancy and Construction Bureau. He has also been an adviser to the U.N. Secretary-General’s Millennium Development Project and a member of the Volcker panel, which investigated the World Bank’s institutional integrity. Sir John Vereker is an independent director of MWH Global, whose principal business is wet infrastructure engineering, and a Trustee of the Ditchley Foundation.

As a result of his extensive career in the public sector, Sir John Vereker provides valuable insights to the Board in the areas of government relations and external affairs. In particular, Sir John Vereker’s significant public sector experience and previous leadership positions in Bermuda and the U.K. bring depth to the Board’s oversight of public policy matters on a global basis.

Your Board of Directors recommends that shareholders vote “FOR” the nominees for Directors.

Directors Whose Terms of Office Do Not Expire at this Meeting

Class III Directors whose terms will expire in 2016:

Joseph Mauriello, age 70, has been a Director since January 2006. Mr. Mauriello was formerly Deputy Chairman and Chief Operating Officer and a director of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005. During his 40 years at KPMG, Mr. Mauriello held numerous leadership positions, including Vice Chairman of Financial Services from 2002 to 2004. He is a Certified Public Accountant (Retired) in New York and is a member of the American Institute of Certified Public Accountants. He has also been a member of the board of overseers of the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2002, a trustee of the St. Barnabas Medical Center in New Jersey since 2003 and the St. Barnabas Health Care System since 2008, a member of the board of directors of the Alliance for Lupus Research since 2006 and a member of the board of trustees of Fidelity Funds since July 2007. From March 2007 to June 2012, Mr. Mauriello served as a member of the board of directors of Arcadia Resources, Inc., and from July 2006 to July 2007, he served as a member of the board of directors of the Hamilton Funds of the Bank of New York.

Mr. Mauriello’s significant experience in the independent public accounting and financial services industries, including a 40-year tenure in senior positions with the leading international accounting firm of KPMG, makes him well-qualified to serve in his current position as Chair of the Audit Committee. He has in-depth familiarity with financial accounting practices and reporting responsibilities, including those unique to property, casualty and specialty insurance and reinsurance companies. In addition, the Board benefits from Mr. Mauriello’s breadth of experience serving, or previously serving, on the boards of directors of other entities that have, or control other entities that have, publicly traded securities.

Eugene M. McQuade, age 66, has been a Director since July 2004. Mr. McQuade has been Vice Chairman of Citigroup since April of 2014, responsible for Citi's comprehensive Capital and Analysis Process and filing with the Federal Reserve System, and previously was the Chief Executive Officer (“CEO”) of Citibank, N.A., a role he assumed in August 2009. He is also a member of Citigroup’s Operating Committee and serves on the board of directors of Citibank, N.A. From February 2008 to February 2009, Mr. McQuade was Vice Chairman and President of Merrill Lynch Banks (U.S.). Mr. McQuade was President and Chief Operating Officer of Freddie Mac from September 2004 to September 2007 and a director of Freddie Mac from November 2004 to August 2007. Mr. McQuade was President and a director of Bank of America Corporation from April 2004 to June 2004. He previously had been President and Chief Operating Officer at FleetBoston Financial Corporation from 2002 to March 2004. Mr. McQuade served as Vice Chairman and Chief Financial Officer of FleetBoston Financial Corporation from 1997 to 2002. He also served as a director of FleetBoston Financial Corporation from 2003 until April 2004 (when FleetBoston Financial Corporation merged into Bank of America Corporation). Mr. McQuade is a Certified Public Accountant.

Mr. McQuade has extensive experience and financial expertise through his service in management positions such as CEO, president, vice chairman, chief financial officer and chief operating officer of several global, publicly traded financial institutions. This expertise makes him well-qualified to serve as Chair of the Risk and Finance Committee. In addition, the Board derives valuable insight and benefit from Mr. McQuade’s judgment and experience as a current or former member of the board of directors of several financial institutions.

Clayton S. Rose, age 56, has been a Director since December 2009. Dr. Rose is a Professor of Management Practice at the Harvard Business School, and has been a member of its faculty since July 2007. Previously, he was an adjunct professor at the Stern School of Business at New York University (2002-2004) and at the Graduate School of Business at Columbia University (2002-2006). He is a member of the board of directors of Bank of America Corporation and a trustee of the Howard Hughes Medical Institute. From October 2010 to March 2012, Dr. Rose was a director of Freddie Mac, which included serving as chairman of its Audit Committee and as a member of its Compensation and Business and Risk Committees. In addition, Dr. Rose previously chaired the Board of Managers of Highbridge Capital Management, a hedge fund owned by JP Morgan Chase (2007-2010), and served as a director of Mercantile Bancshares (2001-2007) and Lexicon Pharmaceuticals (2003-2007).

Dr. Rose is a former senior executive of J.P. Morgan & Co., where he headed each of the Global Investment Banking and the Global Equities Divisions, and served as a member of the firm’s executive committee. During his career at J.P. Morgan, he held management roles in various securities, derivatives and corporate finance businesses. This range of experience in the financial services industry, together with his academic role at three leading U.S. business schools, where he teaches or has taught courses on financial services, managerial responsibility, ethics and strategy, provide expertise in the areas of finance, investments, management, corporate governance and strategy. In addition, the Board derives benefit from Dr. Rose’s experience as a current or former director of four publicly traded companies.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR AND AUTHORIZATION OF AUDIT COMMITTEE TO DETERMINE THE REMUNERATION OF THE INDEPENDENT AUDITOR

The Audit Committee of the Board is required by law and applicable rules of the New York Stock Exchange (“NYSE”) to be directly responsible for the appointment, compensation and retention of the independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2015. While shareholder ratification is not required by our Articles of Association or otherwise, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the shareholders for ratification, on a non-binding basis, as part of good corporate governance practices. If the shareholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider whether to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interest of the Company and its shareholders. In connection with the ratification of the appointment of the independent auditor, the Board is also asking our shareholders to authorize, in a binding vote, the Board, acting through the Audit Committee, to determine PricewaterhouseCoopers LLP’s remuneration. This authorization is required by Irish law.

The Board recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor to audit XL Group plc’s consolidated financial statements for the year ending December 31, 2015 and the authorization of the Audit Committee to determine the remuneration of the independent auditors. The persons designated as proxies will vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor and authorization of the Audit Committee to determine the remuneration of the independent auditors, unless otherwise directed. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual General Meeting, with the opportunity to make a statement should they choose to do so and are expected to be available to respond to questions, as appropriate.

Your Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP and the authorization of the Audit Committee to determine the remuneration of PricewaterhouseCoopers LLP.

3. NON-BINDING (ADVISORY) VOTE APPROVING EXECUTIVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

This proposal gives shareholders the opportunity to express their views on the compensation paid to our named executive officers, as disclosed under the heading “Executive Compensation—Compensation Discussion and Analysis” and the related compensation tables and accompanying narratives, by voting for or against the resolution set forth below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As previously announced, consistent with shareholders’ preferences expressed in the non-binding vote regarding the frequency of future executive compensation votes at our 2012 Annual General Meeting, we currently submit this proposal to shareholders for a non-binding vote on an annual basis. We intend to next present a proposal to shareholders regarding the frequency of future advisory executive compensation votes at our 2017 Annual General Meeting.

At our 2014 Annual General Meeting, shareholders strongly supported our executive compensation practices by a vote of approximately 92% of the votes cast. We maintained substantially similar programs for the 2014 performance year, as discussed in “Executive Compensation—Compensation Discussion and Analysis.”

Our executive compensation programs promote a performance-based culture and align executives’ interests with those of shareholders by linking the majority of their compensation to our short- and long-term performance. We also require executives to hold 100% of equity grants for one year after vesting, and prohibit sale transactions if the required level of ownership-set forth in “Executive Compensation—Compensation Discussion and Analysis—5. Executive Share Ownership” is not met both before and after the sale. Our programs balance short- and long-term compensation features to encourage executives to achieve annual goals and objectives while also rewarding executives for creating shareholder value over the long term. Our programs are also designed to be consistent with competitive market practices and attract and retain highly talented executives who are critical to the successful implementation and execution of our strategy.

More specifically:

•
As discussed under “Executive Compensation—Compensation Discussion and Analysis—4. Executive Compensation Components,” on average, incentive pay is more than 80% of the Named Executive Officers’ (“NEO”) Total Direct Compensation and annual base salaries are less than 20%;

•
For our CEO, Mr. McGavick, annual base salary in 2014 represented just 12% of his Total Direct Compensation, while 59% was tied to the creation of long-term shareholder value and attaining long-term financial operating objectives and 29% was tied to the achievement of challenging annual performance goals; and

•	Our executive compensation programs:

•	Have oversight from the Management Development and Compensation Committee (the “Compensation Committee”), which is composed entirely of independent Board members;

•	Provide the opportunity for annual incentive awards upon attaining budgeted operating goals and qualitative performance objectives;

•	Base long-term incentive compensation on financial metrics that are tied to our long-term business strategy and financial performance;

•
Contain clawback provisions on incentive awards that may be invoked for executives who engage in willful misconduct that results in a financial restatement due to material non-compliance with financial reporting requirements;

•	Avoid perquisites that exceed customary levels; and

•	Do not provide excise tax gross-ups for Mr. McGavick or for executives hired after 2009.

For the reasons discussed above, the Board recommends that shareholders vote for the approval of the named executive officers’ compensation by approving the following resolution:

“RESOLVED, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in this proxy statement.”

Your Board of Directors recommends that shareholders vote “FOR” the approval of the resolution set forth above.
4. RENEWAL OF BOARD OF DIRECTORS' AUTHORITY TO ISSUE SHARES, WARRANTS, CONVERTIBLE INSTRUMENTS AND OPTIONS UNDER IRISH LAW

Action by the Irish legislature since our annual general meeting of shareholders in 2014 requires us to request shareholder approval of a general share issuance authorization notwithstanding shareholder approval at the annual general meeting in 2014 of a similar proposal. The Irish legislature recently enacted the Companies Act 2014 (the “New Companies Act”), which is expected to become effective on June 1, 2015. This law repeals all of the existing Irish company law statutes and consolidates and amends such statutes into one act. To ensure that the Board continues to have authority to issue shares, warrants, convertible instruments or options under the New Companies Act, we are proposing that shareholders approve a share issuance authorization for a period of eighteen months beginning on May 8, 2015 and effective upon the effectiveness of the New Companies Act.

Under current Irish company law and the New Companies Act, directors of an Irish public limited company must have specific authority from shareholders to issue any shares, warrants, convertible instruments or options, even if such shares are part of the company’s authorized but unissued share capital. When our shareholders originally approved the adoption of our Articles of Association in connection with our redomestication to Ireland, the Board was granted this authorization with effect from July 1, 2010 for a period of five years. Because that five-year period was set to expire on July 1, 2015, shareholders approved a new authority at our annual meeting in 2014 for an additional five years to expire in 2019.

The renewal of this Board authority is a routine matter for public companies incorporated in Ireland and is fundamental to our business and capital management because it enables us to issue shares, including in connection with our director equity compensation plans, and raise capital. Approval of this proposal will provide the Board with continued flexibility upon the effectiveness of the New Companies Act to issue shares that are already authorized under our Articles of Association upon the terms below, subject to applicable SEC and NYSE rules. Please note that we are not asking for approval to increase our authorized share capital. If shareholders do not approve this share issuance authorization, there is a risk, in the future, we will not be able to issue any of our authorized share capital, other than to employees pursuant to our employee equity compensation programs, without first seeking shareholder approval for each issuance. We are not currently contemplating any share issuances for which renewal of this authority is necessary, other than issuances of shares under our shareholder approved Directors Stock and Option Plan.

If this share issuance authorization is not approved, it will not affect our ability to issue shares in connection with the previously announced acquisition of Catlin Group Ltd. (“Catlin”). Our existing share issuance authorization provides that the authorization is effective for offers to issue securities made prior to its expiration.

Because we are an NYSE-listed company and considered a U.S. domestic registrant under SEC rules, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. For example, the NYSE requires that, except in certain limited circumstances including public offerings for cash, we must obtain shareholder approval before we can issue shares in any transaction or series of related transactions equal to or in excess of 20% of our outstanding shares or shares which would have voting power equal to or in excess of 20% of the voting power outstanding prior to issuance. With certain limited exceptions, we must also seek shareholder approval of our equity compensation plans, including material revisions of such plans.

In addition, we follow U.S. capital markets and governance standards to the extent permitted by Irish law and emphasize that this authorization is required as a matter of Irish law and because of the implications of the impending commencement of the New Companies Act and is not otherwise required for other U.S. companies listed on the NYSE with which we compete. While not required by Irish law, we understand that many Irish Stock Exchange-listed companies seek to renew their share issuance authority every 12 to 18 months. Approval of this proposal would merely conform this share issuance authorization to that of those companies and would not exempt us from the NYSE requirements that provide for shareholder approval with respect to certain share issuances, such as the one discussed above. We note that the Irish Stock Exchange listing rules do not contain similar restrictions.

To maintain this authorization, we expect to solicit shareholder approvals at future annual general meetings for renewals of this authorization as needed prior to their expiration.

The New Companies Act includes a grandfather clause for pre-existing authorizations related to the issuance of equity securities by private companies without requiring subsequent shareholder approval. We believe that the absence of such a grandfather clause for pre-existing authorizations by shareholders of public companies may have been an oversight. If the Irish legislature takes any action that affects the share issuance authorization requested in this proposal, the Board will consider an appropriate response to such action. Depending upon the nature and timing of such action, the Board may determine not to present this proposal for approval by shareholders at this annual general meeting or may determine to rely on the action of our shareholders in 2014 to authorize share issuances without shareholder approval until April 25, 2019.

Under Irish law, the resolution in respect of Proposal 4 is an ordinary resolution that requires the affirmative vote of a majority of the votes cast.

The text of the resolution in respect of Proposal 4 is as follows:

"Without prejudice to any existing authorities granted to the directors, that, subject to and taking effect only from the commencement of section 1021 of the Companies Act 2014, and further subject to the applicable rules and listing standards of the New York Stock Exchange and the U.S. Securities and Exchange Commission, the directors be and are hereby generally and unconditionally authorized to exercise all powers of the Company to allot relevant securities (within the meaning of Section 1021 of the Companies Act 2014), up to an aggregate nominal amount of $[________] ([__________] shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of March [ ], 2015 (the last practicable date before the date of this proxy statement), and the authority conferred by this resolution shall expire eighteen months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired, and provided further that, notwithstanding shareholder approval of this resolution, the directors be and are hereby authorized to continue to rely and act on the share issuance authorization approved by the shareholders at the Company's annual meeting in 2014.”

Your Board recommends that you vote “FOR” renewal of the Board’s authority to issue shares, warrants, convertible instruments and options under Proposal 4.

5. RENEWAL OF BOARD OF DIRECTORS' AUTHORITY TO ISSUE SHARES FOR CASH WITHOUT FIRST OFFERING SHARES TO EXISTING SHAREHOLDERS UNDER IRISH LAW

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). When our shareholders originally approved the adoption of our Articles of Association with effect from July 1, 2010, the Board was granted the authority to opt-out of the statutory pre-emption rights provision of Irish law for a period of five years. Because this five-year period will expire on July 1, 2015, we are seeking shareholder approval of a new opt-out provision. This proposal provides that, for a period expiring 18 months from the date of this resolution, statutory pre-emption rights need not be given to shareholders in the event of either (a) the issuance of shares for cash in connection with any rights issue or (b) the issuance of shares for cash, if the issuance is limited to up to 5% of our issued ordinary share capital as of March [ ], 2015 (the last practicable date before the date of this proxy statement). If this proposal is implemented, we expect to propose renewal of an opt-out authority on a regular basis at our annual general meetings in subsequent years.

Although Irish law does not require limits to the pre-emption opt-out authorization, we understand that many Irish Stock Exchange-listed companies seek shareholder authority to opt-out of the statutory pre-emption rights provision on such a limited basis. Our securities are not listed on the Irish Stock Exchange. We follow U.S. capital markets practices (to the extent permitted by Irish law) and the governance standards of the NYSE. Nevertheless, we understand that some proxy advisory firms may take the position that any Irish-domiciled company should have the limited opt-out provision that Irish Stock Exchange-listed companies have, regardless of whether the Irish-domiciled company is subject to limitations on the issuance of shares on the stock exchange on which its shares are listed. The opt-out authorization sought in this proposal is required as a matter of Irish law and is not otherwise required for any companies with which we compete. Moreover, shareholders of Irish-incorporated public companies routinely approve an opt-out of the statutory pre-emption rights. Receipt of this authority would merely place us on par with other NYSE listed companies, which are not subject to a similar statutory pre-emption right. The authority sought in this Proposal is fundamental to our business and capital management initiatives because it facilitates our ability to issue equity, including, when appropriate, in connection with capital-raising activities.

Approval of this proposal will only authorize the Board to issue shares in the manner already permitted under our articles, albeit upon the more limited terms outlined in this Proposal. We are not asking you to approve an increase in our authorized share capital. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion capital raising activities for our business and undermine our ability to use our Directors Stock and Option Plan. We note that the statutory pre-emption rights do not apply to the issuance of shares for non-cash consideration and in respect of certain issuances of preference shares or pursuant to employee equity compensation programs.

As required under Irish law, the resolution in respect of this Proposal is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

The text of the resolution in respect of this Proposal is as follows:

"As a special resolution, that the directors be and are hereby empowered, without prejudice to any existing authorities granted to the directors,

(i)
Pursuant to Section 24 of the Companies (Amendment) Act 1983 to allot equity securities (as defined in Section 23 of that Act) for cash, pursuant to the authority conferred by the Company’s Articles of Association and the authority conferred by a resolution of the shareholders dated April 25, 2014, as if sub-section (1) of Section 23 of the Act did not apply to any such allotment and,

(ii)
subject to and taking effect only from the commencement of section 1023 of the Companies Act 2014, pursuant to Section 1023 of the Companies Act 2014 to allot equity securities (as defined in Section 1023 of that Act) for cash, pursuant to the authority conferred by the resolution at Proposal 4, as if sub-section (1) of Section 1022 of that Act did not apply to any such allotment, provided that in each case this power shall be limited to

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal amount of $[_____] ([_____] shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of March [ ], 2015) (the last practicable date before the date of this proxy statement)); and

provided that the authority conferred by this resolution shall expire at the close of business on the date which is eighteen months after the date on which this resolution is passed or deemed to have been passed, unless and to the extent that such authority is renewed, revoked or extended prior to such date; and provided further that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

Your Board recommends that you vote “FOR” granting the Board the authority to opt out of statutory pre-emption rights under Proposal 5.

6. AMENDMENT OF DIRECTORS STOCK AND OPTION PLAN TO INCREASE NUMBER OF SHARES AVAILABLE FOR ISSUANCE
The Company’s Directors Stock & Option Plan as amended and restated (the "Directors Plan") was last approved by shareholders in 2014 when shareholders approved the extension of the term of the plan to June 14, 2024. The shareholders' approval last year was limited to extending the term of the Directors Plan. As set forth below, the Company now requests shareholder approval to increase the number of shares available for issuance under the Directors Plan. The Directors Plan provides for grants of stock options, restricted stock and restricted stock units to non-employee directors and an opportunity for non-employee directors to receive their annual retainer fees in the form of Shares. Prior to 2009, it provided for elective deferrals of annual retainer fees in the form of share units.
Currently, the Directors Plan authorizes the issuance of 794,702 shares, of which 57,039 shares are available for grants of new awards under the Directors Plan after March 5, 2015. See "Equity Compensation Plan Information" at page 16 for further information regarding shares available for issuance under the Company’s compensation plans at December 31, 2014. The Company believes that it will be at a competitive disadvantage in its efforts to appropriately, attract, retain and compensate qualified non-executive directors if it does not have the flexibility to issue equity-based compensation awards. Accordingly, the Board has amended the Directors Plan, subject to shareholder approval, to increase the number of shares that may be issued by 200,000 shares.

The shareholders are now requested to approve the amendment and restatement of the Directors Plan.
The following summary of the Directors Plan is qualified in its entirety by express reference to the draft of the amended Directors Plan, as amended and restated to reflect approval of the Proposal, which is attached as Annex A to this proxy statement.
General
The Directors Plan is intended to advance the interests of the Company and its shareholders by providing a means to attract, retain and motivate non-employee Directors, upon whose judgment, initiative and effort, the growth and development of the Company is dependent. The Directors Plan provides for the grant to non-employee Directors of non-qualified stock options, restricted stock, and restricted stock units. The Directors Plan also provides for an election by non-employee Directors to receive annual retainer fees in the form of shares. Prior to January 1, 2009, non-employee Directors were allowed to make elective deferrals of annual retainer fees in the form of share units. If approved, the aggregate number of shares currently available for issuance under the Directors Plan would be 994,702 (of which 257,039 currently remain available for future awards), subject to anti-dilution adjustments in the event of certain changes in our capital structure. If an award under the Directors Plan is forfeited, cancelled or surrendered, any shares subject to the award shall, to the extent of any such forfeiture, cancellation or surrender, again be available for issuance of an award under the Directors Plan. Shares issued pursuant to the Directors Plan will be authorized but unissued shares.
Eligibility and Administration
Only non-employee Directors are eligible to participate in the Directors Plan. The Directors Plan is administered by the full Board, which determines the types of awards to be received and the terms and conditions thereof. Currently, ten non-employee Directors are eligible to receive awards under the amended and restated Directors Plan.
Awards
The Directors Plan provides for discretionary grants of non-qualified stock options to each non-employee Director on terms set forth by the Board consistent with the Directors Plan. The exercise price per share may not be less than the fair market value per share on the date of grant; the term of each grant will be ten years, and the number of shares subject to each option will be as determined from time to time by the Board
Options granted under the Directors Plan may not be repriced without shareholder approval, and options with exercise prices in excess of fair market value of the underlying shares may not be exchanged for cash or other property.
The Directors Plan also provides for discretionary grants of restricted stock and restricted stock units. The specific terms of such grants will be as determined by the Board.
Non-employee directors may elect to receive their annual retainer fees currently in the form of shares instead of cash, based on the fair market value of the shares on the date the fees would otherwise have been paid.
We have authority to withhold from any shares delivered under the Directors Plan or on exercise of an option any amounts of withholding and other taxes due in connection therewith, including authority to withhold shares and make cash payments in respect thereof to the applicable tax authority in satisfaction of a participant’s tax obligations.
Amendments and Termination
The Board may amend or terminate the Directors Plan, but any such amendment or termination will be subject to the approval of shareholders if required by applicable law or the rules of any stock exchange on which the shares may then be listed. In addition, no amendment or termination may adversely affect the rights of a participant under outstanding awards or previously deferred fees without the consent of the affected participant. The Directors Plan will terminate as to future awards on June 14, 2024.
Market Value
The per share closing price of our ordinary shares on March 5, 2015 was $[ ].
Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2014:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Share-Based Compensation Plans (Excluding Securities in column (a))
Plan Category	(a)	(b)	(c)
Share-based compensation plans approved by security holders (1)	10,524,539	$32.42	10,316,461
Share-based compensation plans not approved by security holders	—	$—	—
Total	10,524,539	$32.42	10,316,461
____________

(1)
Pertains to our 1991 Performance Incentive Program and the Directors Plan. Includes for the 1991 Performance Incentive Program, 10,371,634 ordinary shares to be issued upon the exercise of outstanding options, warrants and rights, a $32.53 weighted average exercise price of outstanding options, warrants and rights, and 10,259,422 ordinary shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column a). Includes for the Directors Plan, 152,905 ordinary shares to be issued upon exercise of outstanding options, warrants and rights, a $24.47 weighted average exercise price of outstanding options, warrants and rights, and 57,039 ordinary shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column a).

Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences of the Directors Plan, based upon current provisions of the Internal Revenue Code (the “IRC” or the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws.
Stock Options
In general, the grant of a nonqualified stock option will not be a taxable event to the recipient. Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares received upon exercise over the exercise price. Any gain or loss upon a subsequent sale or exchange of the shares will be capital gain or loss, long-term or short-term, depending on the holding period for the shares.
Restricted Stock
A participant who receives shares of restricted stock will generally recognize ordinary income at the time that they “vest”, i.e., when they are not subject to a substantial risk of forfeiture. The amount of ordinary income so recognized will be the fair market value of the shares at the time the income is recognized (determined without regard to any restrictions other than restrictions which by their terms will never lapse), less the amount, if any, paid for the shares. Dividends paid with respect to shares that are not vested will be ordinary compensation income to the participant. Any gain or loss upon a subsequent sale or exchange of the shares, measured by the difference between the sale price and the fair market value on the date of vesting, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares. The holding period for this purpose will begin on the date following the date of vesting.
In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions that by their terms will never lapse). If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.
Other Awards and Deferrals

With respect to restricted stock units and deferrals, generally, a participant will be subject to income tax at ordinary income rates at the time of receipt of payment with respect to any such restricted stock units or deferrals, and the amount of such income will be the fair market value of the shares received, determined at the time they are received.
New Program Benefits
The amount of benefits that will be granted under the Directors Plan cannot be determined at this time. For information regarding grants made under the Directors Plan during the 2014 fiscal year, see the “Director Compensation Table.”
Your Board of Directors recommends a vote “FOR” the proposal to amend and restate the Directors Plan.

CORPORATE GOVERNANCE

Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations, which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. The key components of this framework are discussed below.

Board of Directors

The size of the Board is currently eleven members, however, it is anticipated that the size of our Board will be increased to 13 members following the closing of our proposed acquisition of Catlin. Our current Articles of Association provide for the elimination of the Board's current three classes of directors, designated “Class I,” “Class II” and “Class III,” with each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board. Following the conclusion of the 2015 Annual General Meeting, the designations of “Class I” and “Class II” will be abolished and following the conclusion of the 2016 Annual General Meeting, the designation of “Class III” will be abolished, as well.

As approved by the shareholders at the 2014 Annual General Meeting and as set forth in our current Articles of Association, the term of office for each Director in Class I and Class II expires at the 2015 Annual General Meeting, and the term of office for each Director in Class III expires at the 2016 Annual General Meeting. It is anticipated that in connection with the closing of the Catlin transaction, Stephen Catlin and one additional current director of Catlin will join the Board as Directors in Class III.

In 2014, there were seven regular meetings of the Board, three informational meetings of the Board and six meetings of an ad hoc committee of the Board. Each Director attended 75% or more of the total number of such meetings of the Board and of the committees on which each such Director served during his or her term. See “Committees” below for the number of meetings held by each of the committees during 2014. We expect Directors to attend the Annual General Meeting, if possible, and all of our Directors at the time of the 2014 Annual General Meeting attended the Meeting.

Leadership Structure

The Board has a preference at this time for the separation of the office of Chairman of the Board from that of the CEO. The Board believes that this structure is appropriate at this time but that it should be regularly reviewed as part of its succession planning process as appropriate. Robert R. Glauber has served as the non-executive Chairman of the Board since April 2009.

Qualifications of Directors and Board Diversity

The Board regularly considers the qualifications necessary for its members. In this regard, the Board believes that its members should be persons with superior business judgment and integrity, who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of our business, operations or activities, and who have distinguished themselves in their chosen fields of endeavor. In addition, the Board believes its members should have the talent and vision to provide oversight and direction in the areas of strategy, operating performance, corporate governance and risk management in order to maximize the interests of shareholders while maintaining the highest standards of ethical business conduct. The Board believes that each of its Directors contributes a strong background and set of skills to enable the Board to meet its responsibilities.

Our Corporate Governance Guidelines provide that the Nominating, Governance and External Affairs Committee (the “Nominating Committee”) consider diversity among other factors in assessing the skills and characteristics of Director candidates and the Board as a whole. This consideration includes a broad evaluation of diversity of viewpoints, skills, experience and other demographics represented on the Board as a whole. This discussion and evaluation of diversity occurs at the Board and committee levels.

Board Role in Risk Management

We engage in risk management across all facets of our operations. The Chief Enterprise Risk Officer (“CERO”) chairs the Enterprise Risk Management Committee, which is comprised of senior risk management executives. The CERO assists with the efficient identification, assessment, monitoring and reporting of key risks across our organization. The CERO reports directly to the CEO and acts as a liaison between the Enterprise Risk Management Committee, the Board and the Risk and Finance Committee and other Board committees with respect to risk matters. All employees are expected to assist in the appropriate and timely identification and management of risks and in the enhancement of the quality and effectiveness of enterprise risk management.

The Board’s Risk and Finance Committee’s enterprise risk management responsibilities include, among other things, review of the methodology for establishing our risk capacity, review and approval of enterprise risk limits and review of our overall risk profile and monitoring of key risks across the organization as a whole, which may involve coordination with other committees of the Board from time to time as appropriate. The review of our overall risk appetites and evaluation of the risk impact of any material strategic decision being contemplated, including consideration of whether such strategic decision is within the risk profile established by us, is conducted by the full Board.

With respect to compensation risk oversight and assessment, the Compensation Committee, which is responsible for oversight of executive compensation programs, in consultation with management and the Compensation Committee’s independent compensation consultant Meridian Compensation Partners, LLC (“Meridian”), reviewed the impact of executive compensation programs on our risk profile, and the incentives created by the compensation programs that the Compensation Committee administers. To aid the Compensation Committee in its review, in the summer of 2014 management completed an evaluation of each of our significant incentive compensation programs to determine whether the arrangements were designed and operated in a prudent manner.

During the evaluation process, management considered whether each incentive program’s administration, oversight, structure and processes possessed a formal and consistently applied design and approval process, and provided for accurate and timely payouts and ongoing plan monitoring and oversight. Moreover, management evaluated the performance metrics utilized in these arrangements to determine whether they were consistent with our risk profile and motivated appropriate risk-taking behaviors.

Management provided the results of its evaluation to the Compensation Committee in October 2014. The evaluation demonstrated that the inherent risks in our compensation programs are appropriately mitigated in several ways. The compensation programs evaluated generally have multiple performance measures and/or vesting provisions that require executives to take into account both our short-term and long-term interests. With respect to equity-based awards, share ownership guidelines require executives to hold equity grants for specified periods of time. In addition, both equity and cash-based incentive awards are subject to clawback under certain circumstances for our executive officers. These practices encourage our executives to focus on the long-term creation of shareholder value. They are discussed in greater detail in “Executive Compensation—Compensation Discussion and Analysis—5. Executive Share Ownership" and "—8. Clawback Provisions."

The executive behaviors that drive the achievement of various performance goals under our incentive arrangements are also subject to rigorous oversight by management’s enterprise risk management process, including reviews by the management Operational Risk and Anti-Fraud Sub-Committees. This is in addition to the application of our framework for finance internal controls and our underwriting, claims and actuarial guidelines and processes. The accuracy and timing of incentive arrangement payouts are monitored and reviewed by various internal and external audit functions.

Finally, the Compensation Committee’s discretion to take into account all relevant factors in determining the amounts of annual executive incentive awards and other incentive payments or awards mitigates the risk that a formulaic calculation of these payments or awards based on pre-established performance metrics could result in payouts that are not aligned with the creation of shareholder value and our overall financial performance. See “Executive Compensation—Compensation Discussion and Analysis.”

Executive Sessions of Independent Directors

The independent Directors meet as a group in executive session at regularly scheduled meetings of the Board without any member of management in attendance. Mr. Glauber, the non-executive Chairman of the Board, presides at such executive sessions of the Board.

Independence Standards

The Board has adopted Director Independence Standards to assist it in making determinations as to whether Directors or Director nominees have any material relationships with the Company for purposes of determining independence under the listing standards of the NYSE and the Company’s Director Independence Standards. In accordance with these standards, the Board determined in February 2015 that (i) each of Messrs. Ayer, Comey, Glauber, Kelly, Mauriello and McQuade, Mmes. Labarge and Stevens, Dr. Rose and Sir John Vereker is independent in accordance with such standards, and (ii) that no transactions or relationships existed that were inconsistent with a determination that each such Director is independent.

In reaching its conclusion with respect to each of the independent Directors or Director nominees, the Board considered the information contained in this proxy statement as well as the fact that from August 2009 until August 2014, Mr. McQuade served as the CEO of Citibank, N.A (“Citibank”) and is currently Vice Chairman of Citigroup, and that Mr. Kelly served as Chairman of the Institutional Clients Group at Citigroup Inc. ("Citigroup") until his retirement in July 2014. Citibank, is a wholly-owned subsidiary of Citigroup, and its subsidiaries provide the Company with ordinary course banking services and were during 2014 and continue to be lenders and letter of credit issuers under certain of our credit facilities. In addition, affiliates of Citibank provided us with standard cash management and foreign exchange services during 2014. We believe that all of the transactional services provided to us by Citibank and its affiliates described above were entered into on an arm’s length basis. As such, in connection with the establishment and maintenance of the facilities, Citibank and its affiliates receive the same type of information regarding the Company as we provide to our other lenders and letter of credit issuers and do not receive any additional information about the Company that is strategic in nature.

Committees

The Board has established an Audit Committee, a Compensation Committee, a Nominating Committee and a Risk and Finance Committee. In addition, special committees of the Board may be created from time to time to oversee special projects, financings and other initiatives. The Audit Committee is comprised entirely of Directors who meet the independence, financial experience and other qualification requirements of the NYSE and applicable securities laws. In addition, each member of the Compensation Committee, the Nominating Committee and the Risk and Finance Committee meets the applicable independence requirements of the NYSE. The members of the Compensation Committee are non-employee directors as defined by Rule 16b-3 under the Exchange Act and “outside directors” as defined by Section 162(m) of the Code.

Audit Committee

The Audit Committee’s primary purpose is to assist in the Board’s oversight of the integrity of our financial statements, including its system of internal controls, the independent auditor’s qualifications, independence and performance, the performance of our internal audit function and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor in preparing or issuing an audit report or performing other audit, review or attestation services. Messrs. Mauriello (Chairman), Ayer, Comey and Kelly, Ms. Labarge and Sir John Vereker comprise the Audit Committee. There were five regular meetings of the Audit Committee and three informational meetings of such committee during 2014. The Board has determined that Mr. Mauriello is an “audit committee financial expert” (as that term is defined in Item 407(d)(5)(ii) of Regulation S-K).

Compensation Committee

The Compensation Committee reviews and approves the goals, objectives and performance of our CEO, Mr. McGavick, as well as oversees executive development and succession planning. In addition, the Compensation Committee is responsible for approving the compensation of all executive officers and other key executives and approving our overall compensation structure, including compensation and benefit plans, policies and programs. With respect to Mr. McGavick, the Compensation Committee recommends his compensation to the independent Directors of the Board for review and ratification. For additional information regarding the Compensation Committee’s role with respect to assessing risk in compensation incentives, see “—Board Role in Risk Management.” The Compensation Committee has engaged Meridian to assist it in its oversight of executive compensation. The Compensation Committee has determined that Meridian’s work does not raise any conflict of interest based on the independence factors identified by the SEC and NYSE.

Messrs. Ayer (Chairman) and McQuade, Dr. Rose, and Ms. Stevens comprise the Compensation Committee. There were five regular meetings of the Compensation Committee and one informational meeting of this committee during 2014.

Nominating Committee

The Nominating Committee makes recommendations to the Board as to nominations to the Board and Board committee memberships and compensation for Board and Board committee members, as well as structural, governance and procedural matters. The Nominating Committee also reviews the performance and charters of the Board and of each standing committee of the Board, reviews public policy issues of significance to the Company and oversees our program of charitable giving and political contributions. Messrs. Comey (Chairman), Glauber and Mauriello, Ms. Labarge and Sir John Vereker comprise the Nominating Committee. There were five regular meetings of the Nominating Committee during 2014.

(i) Identifying and evaluating nominees

The Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual Board members as well as the composition of the Board as a whole. For each Director, this assessment includes review of his or her independence, as well as consideration of diversity of viewpoints, skills, experience and other demographics in the context of the needs of the Board.

The Nominating Committee has engaged a third party search firm to assist it in seeking new Board members, whether to fill a vacancy or otherwise. The Nominating Committee also considers recommendations for new Board members from Board members, management and others, including shareholders. In general, the Nominating Committee looks for new members possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of our business, operations or activities. In addition, the Board believes its members should have the talent and vision to provide oversight and direction in the areas of strategy, operating performance, corporate governance and risk management in order to maximize the interests of shareholders while maintaining the highest standards of ethical business conduct.

(ii) Nominees recommended by shareholders

The Nominating Committee will consider, for Director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating Committee in care of the Company Secretary at XL Group, 100 Washington Blvd., 6th Floor, Stamford, CT 06902. To be considered by the Nominating Committee, such recommendations must be accompanied by the information regarding the nominating shareholder and the proposed candidate required pursuant to Article 61 of our Articles of Association, which includes all information that would be required in connection with a solicitation of proxies for the election of directors in a contested election pursuant to Section 14A of the Exchange Act, and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for Director who are recommended by shareholders to the Nominating Committee will be evaluated in the same manner as any other nominee for Director. See “Shareholder Proposals for 2015 Annual General Meeting.”

Risk and Finance Committee

The Risk and Finance Committee reviews and oversees, among other matters, our capital structure, debt and equity issuances, dividend policy, acquisitions and divestitures, significant strategic investments, overall investment policy and performance, quarterly and annual financial results and enterprise risk management matters, including review of the methodology for establishing our risk capacity, review and approval of enterprise risk limits and review of our overall risk profile and monitoring of key risks across the organization as a whole. Since December 2011, all non-employee Directors are members of the Risk and Finance Committee. These Directors are currently Messrs. McQuade (Chairman), Ayer, Comey, Glauber, Kelly and Mauriello, Sir John Vereker, Mmes. Labarge and Stevens, and Dr. Rose. There were five regular meetings of the Risk and Finance Committee during 2014.

Compensation Committee Interlocks and Insider Participation

For the period from January 1, 2014 to May 2014, Herbert Haag (Chairman), Messrs. Ayer and McQuade, and Dr. Rose comprised the Compensation Committee. Mr. Haag retired from the Board effective on the date of the 2014 Annual General Meeting. From that date until December 31, 2014, Mr. Ayer has served as the Chairman of the Compensation Committee, and Ms. Stevens joined Mr. McQuade and Dr. Rose as members. No member of the Compensation Committee is, or was during 2014 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2014 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of our executive officers currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on our Board or Compensation Committee.

Communications with Members of the Board of Directors and its Committees

Shareholders and other interested persons may communicate directly with one or more Directors (including the Chairman or all non-employee Directors as a group) by writing to them in care of the Company Secretary at XL Group, 100 Washington Blvd., 6th Floor, Stamford, CT 06902 and specifying the intended recipient(s). All such communications will be forwarded to the appropriate Director(s) for review, other than communications that are advertisements or other communications determined to be trivial, obscene, unduly hostile, threatening, illegal or similarly unsuitable items.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our Directors, officers (including the CEO) and employees. We will post on our website at www.xlgroup.com any amendment to or waiver under the Code of Conduct granted to our CEO, principal financial officer, principal accounting officer, controller or other person performing similar functions that relates to any element of the code of ethics definition set forth in Item 406 of Regulation S-K of the Securities Act of 1933, as amended.

Website Access to Governance Documents

Our Director Independence Standards, Corporate Governance Guidelines, Code of Conduct, the charters for the Audit Committee, Compensation Committee, Nominating Committee and Risk and Finance Committee and other ethics and governance materials are available free of charge on our website located at www.xlgroup.com or by writing to XL Group, Investor Relations, 100 Washington Blvd., 6th Floor, Stamford, CT 06902.

Procedures for Approval of Related Person Transactions

The Board has written policies and procedures relating to the approval or ratification of transactions with “Related Persons,” as defined below. Under these policies and procedures, management must present to the Nominating Committee any “Related Person Transactions,” as defined below, proposed to be entered into by the Company, including the aggregate value of such transactions, if applicable, and any “Ordinary Course Related Person Transactions,” as defined below, known to management. In reviewing proposed Related Person Transactions, the Committee must consider and review such transactions to determine, among other things, whether such transactions are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person or otherwise fair to the Company. After review, the Committee shall approve or disapprove such transactions. Subsequent to approval, management must update the Nominating Committee as to any material change to those transactions that have been approved by the Nominating Committee. No Director may participate in any approval of a Related Person Transaction in which he or she could have a direct or indirect interest. In instances where an Ordinary Course Related Person Transaction is reviewed, the Committee will consider whether such proposed transaction is in the ordinary course of business and on terms no more favorable than are made to other unrelated persons.

Under these policies and procedures, a “Related Person Transaction” is any transaction, including proposed charitable contributions or pledges of charitable contributions, in which the Company was or is a participant, the amount involved exceeds $120,000 in any calendar year and a Related Person had or will have a direct or indirect material interest. A Related Person Transaction does not include the Company’s providing insurance and/or reinsurance to shareholders or their affiliates, or to employers or entities associated with a Related Person in the ordinary course of business, on terms no more favorable to the (re)insureds than are made available to other customers (collectively, “Ordinary Course Related Person Transaction(s)”). A “Related Person” is a senior officer, director or nominee for director of the Company, a greater than 5% beneficial owner of our outstanding shares, any immediate family member (as that term is defined by Item 404 of Regulation S-K) of any of the foregoing or an entity in which any of the foregoing persons has a substantial interest in, or control of, such entity or which employs a person listed in the foregoing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

1.	Introduction
2014 was a significant year for XL as the Company successfully crossed several strategic milestones while at the same time producing some of the best financial results in more than 15 years. These achievements included the end-of-year announcement of the proposed offer to acquire Catlin Group Limited and to form a combined company that will be a global leader in the specialist insurance and reinsurance markets. Additionally, during the year, the Company completed the long standing goal of exiting XL’s legacy Life Reinsurance business, through the sale of XL Life Reinsurance (SAC) Ltd. and the retrocession of the majority of our life reinsurance reserves. Throughout the year, XL made continued progress in harnessing third party capital opportunities through the build-out of New Ocean Capital, XL’s Insurance Linked Securities and alternative capital manager, an area that is increasingly important to maintaining XL’s relevance into the future. And, from a business perspective, we continued several successful business initiatives including the build-out of high margin specialty businesses, significant progress in re-underwriting and remixing the international insurance book, and in maintaining discipline in the tough reinsurance market, which contributed to our strong full year financial results.
Highlights of these results include:

•	Property and Casualty (“P&C”) combined ratio of 88.2% was our strongest performance in over 15 years, and a significant improvement from the 92.5% achieved in 2013, as shown in the chart below.

•	Reinsurance segment achieved its best combined ratio performance in over 15 years at 73.3%.

•	Insurance segment’s 2014 combined ratio of 94.4% and its loss ratio of 63.2% were the best performance since 2007.

•	Enterprise gross premiums written increased by 4.6%, from $7.7 to $8.1 billion in 2014.

•	P&C underwriting profit increased to $676 million and represented a 50% increase over the $451 million achieved in 2013.

•	Fully diluted Tangible Book Value per ordinary share increased by 8.7% to $36.79 at December 31, 2014, from $33.86 as of December 31, 2013.[1]

•
Total Shareholder Return (“TSR”) for fiscal 2014 was 10.0% and 82.1% for the 3-year period ending December 31, 2014. TSR represents the change in share price plus dividends paid over the respective period ending December 31, 2014.

Our performance, relative to the goals established at the beginning of 2014, was the basis for the pay decisions made by the Management Development and Compensation Committee (the “Committee” within this Compensation Discussion and Analysis section). The charts below illustrate the continued improvement of two of the primary metrics we use to measure performance in our annual and long-term incentive programs - combined ratio and Operating Return on Equity2 (“ROE”). The Committee monitors pay and performance alignment on a regular basis and upon review, believes that executive pay was aligned with XL’s performance for 2014.
—————
1, 2, Fully diluted tangible book value per ordinary share and operating ROE are non-GAAP financial measures. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations and Key Financial Measures” of our Annual Report on Form 10-K for the year ended December 31, 2014.

2. Executive Compensation Philosophy and Core Principles
We believe that the design of our compensation programs, including the mix of short-term and long-term incentives, provides executives with balanced motivation to achieve the Company's long-term strategic objectives as well as near-term goals and builds strong alignment between pay and performance. Our executive compensation programs are designed according to the following principles:

•	Ensure alignment with shareholder interests and motivate executives to enhance long-term shareholder value

•	Consider multiple factors - including an individual’s role and responsibilities, performance, experience, expertise and peer market compensation information - in setting target levels of compensation

•
Allocate total compensation among annual base salary, annual cash incentive and long-term incentive awards so that it is heavily weighted towards variable pay, as discussed in —4, “Executive Compensation Components”

•	Enable us to attract and retain high caliber executive talent who will develop and implement our business strategies successfully

•	Include qualitative components and risk mitigating features to drive appropriate behaviors

Our executive compensation practices also incorporate strong corporate governance features that:

✓	Provide independent oversight of compensation and benefit programs by the Committee, which is composed entirely of independent directors
✓	Use an independent executive compensation consulting firm that reports directly to the Committee and provides no other services to the Company
✓	Include caps on annual incentive awards
✓	Grant performance-contingent equity awards that require meeting established goals in order to receive the targeted award level
✓	Require both material ownership requirements of XL stock and the retention of 100% of shares earned from equity awards (net of taxes) for one year following vesting
✓	Include a double-trigger change-in-control provision in equity awards that provides for accelerated vesting only if the employee is also terminated (beginning with awards granted after 2014)
✓	Eliminated the use of change in control excise tax gross-ups in executive employment agreements beginning in 2013
✓	Conduct an annual review of potential risks associated with compensation practices
✓	Prohibit employees from pledging their XL stock or engaging in hedging activity
✓	Use a clawback policy to recoup cash and equity awards

3.	Benchmarking Compensation
The Committee reviews market data from our compensation peer group each year to determine how the target compensation awarded to our executives is positioned relative to market practice. As part of this review, the Committee analyzes our compensation peer group to ensure it appropriately reflects our business mix of insurance and reinsurance operations, size, and competitors for executive talent and capital. These companies may be different from those described in our Annual Report on Form 10-K as (re)insurance competitors or included in the indices against which we compare our performance as many of the companies used in the Form 10-K comparisons may be of significantly different size and/or are not competitors for executive talent.
In October 2013, the Committee decided to modify the group for 2014 by removing White Mountains Insurance Group, Ltd. and including Validus Holdings, as the latter’s business operations are more closely aligned with ours. The limited number of companies of similar operations and size from which to select peers results in XL being significantly larger than the median of our compensation peer group in terms of total revenues, assets, and market capitalization - ranking near the [65th] percentile for all 3 metrics - as illustrated in the table below.

2014 Compensation Peer Group - Data in millions for Fiscal 2014

Company Name	Revenues	Total Assets		Market Capitalization
The Travelers Companies, Inc.	$27,162	$103,078		$34,105
Ace Ltd.	$19,253	$98,248		$37,756
The Hartford Financial Services Group	$18,614	$245,013		$17,693
The Chubb Corporation	$14,045	$50,433	*	$24,046
CNA Financial Corporation	$9,692	$55,566		$10,451
W. R. Berkley Corporation	$7,129	$21,717		$6,497
XL Group plc	$6,602	$45,047		$8,771
PartnerRe Ltd.	$6,477	$22,270		$5,460
Everest Re Group, Ltd.	$5,791	$20,818		$7,610
Alleghany Corporation	$5,232	$23,489		$7,441
Markel Corporation	$5,134	$23,956	*	$9,534
Axis Capital Holdings Ltd.	$4,347	$19,956		$5,080
Arch Capital Group Ltd.	$4,073	$22,010		$7,527
Aspen Insurance Holdings Ltd.	$2,637	$10,716		$2,715
Allied World Assurance Company Holdings	$2,451	$12,422		$3,648
Validus Holdings Ltd.	$2,085	$10,312		$3,486
Endurance Specialty Holdings Ltd.	$2,003	$9,645		$2,679
RenaissanceRe Holdings Ltd.	$1,260	$8,204		$3,737
XL Group plc Percentile Rank	65%	71%		65%
* Reflects fiscal 2013 reported values. 2014 fiscal year-end values had not been reported at the time of filing.
The Committee examines each NEO’s Total Direct Compensation (the combination of base salary, target annual cash incentive award - the “Annual Incentive” - and long-term incentive award opportunities) against market data from the compensation peer group, which is adjusted for company size using regression analysis. For the Chief Investment Officer’s compensation, the Committee also considered compensation levels and practices of investment managers at large, stand-alone investment companies with whom we compete for talent in addition to benchmarking against the peer group. The Committee also considers the individual components of Total Direct Compensation in setting each NEO’s compensation. Market compensation data is only one of a number of criteria the Committee considers in making pay determinations, along with each NEO’s specific roles and responsibilities, performance, degree of expertise and experience, and any unique business challenges. The process for setting compensation targets is non-formulaic.

4.	Executive Compensation Components
The Total Direct Compensation program for our NEOs contains both fixed and variable components. The fixed component of compensation is base salary. The variable components consist of Annual Incentives and long-term equity incentives (together, “Incentive Pay”). Other components of pay, including perquisites and supplemental benefits, are discussed later in this Compensation Discussion and Analysis.
In December 2013 the Committee reviewed compensation market analyses prepared by its independent executive compensation consultant, Meridian. In February 2014, after considering the market analysis and other criteria described above, the Committee established 2014 target compensation, and determined to make no changes for each NEO from 2013:

	2013	2014	Rationale For Any Change
Michael McGavick
Base Salary:	$1,250,000	$1,250,000	No change.
Target Annual Incentive:	$3,000,000	$3,000,000
Long-Term Incentive Opportunity:	$6,250,000	$6,250,000
Total Direct Compensation:	$10,500,000	$10,500,000

Peter Porrino
Base Salary:	$700,000	$700,000	No change.
Target Annual Incentive:	$900,000	$900,000
Long-Term Incentive Opportunity:	$1,800,000	$1,800,000
Total Direct Compensation:	$3,400,000	$3,400,000

Gregory Hendrick
Base Salary:	$700,000	$700,000	No change.
Target Annual Incentive:	$875,000	$875,000
Long-Term Incentive Opportunity:	$1,825,000	$1,825,000
Total Direct Compensation:	$3,400,000	$3,400,000

James Veghte
Base Salary:	$700,000	$700,000	No change.
Target Annual Incentive:	$910,000	$910,000
Long-Term Incentive Opportunity:	$1,940,000	$1,940,000
Total Direct Compensation:	$3,550,000	$3,550,000

Sarah Street
Base Salary:	$500,000	$500,000	No change.
Target Annual Incentive:	$1,350,000	$1,350,000
Long-Term Incentive Opportunity:	$1,350,000	$1,350,000
Total Direct Compensation:	$3,200,000	$3,200,000

Overall, Total Direct Compensation of the NEOs is generally positioned between the median and 75th percentile of the 2014 compensation peer group, which the Committee believed was appropriate based on each individual’s performance, contributions, expertise and business experience, and competitive market practices.
In 2014, our NEOs received the largest portion of their Total Direct Compensation, over 80%, in the form of Incentive Pay, which is at risk and based on their individual contributions, our financial performance versus stated objectives and share price performance. The smallest portion of compensation is a fixed base salary. The charts below illustrate the percentage of base salary and target Incentive Pay opportunity provided to our NEOs in 2014:

Delivering the majority of Total Direct Compensation in the form of variable, performance-based Incentive Pay creates a direct link between actual realized compensation, our financial results and the creation of long-term shareholder value. We reinforce this long-term focus through a combination of performance-contingent and time-vested equity awards.
4.1 Base Salaries
The Committee reviews the base salary of each NEO annually or when triggered by a change in an NEO’s role or responsibilities. Base salaries compensate NEOs for executing the basic responsibilities of their position. No changes to base salaries were made for 2014.
4.2 Annual Incentives (Cash Award)
XL’s Annual Incentive plan is designed to motivate executives to achieve specified performance goals that are established and approved by the Committee at the beginning of each year. Company (“Enterprise”) and business segment or function performance goals are measured quantitatively (“Quantitative Goals”) while individual performance goals are more qualitative (“Qualitative Goals”). The Annual Incentive opportunity for each NEO is based upon his or her position and responsibilities and competitive market annual incentive opportunities for similar positions within our compensation peer group.
(A) Quantitative Goal: Combined Ratio. Consistent with recent years, the Committee selected Combined Ratio (“CR”) to be the primary quantitative performance metric for its annual incentive plan because it is a common measure of underwriting profitability used by property and casualty insurers and reinsurers. This metric also incorporates the impact of reserving practices and net income results. The CR is calculated by taking the sum of the year’s net losses incurred and underwriting expenses as a ratio of the net premiums earned by the Insurance and Reinsurance segments, and on a combined basis for the Enterprise. A CR of less than 100% indicates an underwriting profit; a CR greater than 100% reflects an underwriting loss.
The Committee also established Quantitative Goals for the Investments Group, which include targets for Net Investment Income (“NII”) Budget and Affiliate Income, P&C Portfolio performance versus benchmark and Life Portfolio performance versus benchmark. Following the announced sale of XL Life Reinsurance Ltd in June 2014, which resulted in a significant reduction in the amount of Life assets under management, the Committee decided to use the actual result of the Life Portfolio performance metric through June 30, 2014 and apply the resulting performance factor as if it had been applicable for the full year to reflect that the Investments Group no longer actively managed that portfolio after that time. In addition, the NII Budget Quantitative Goals, which incorporate the results of the Life Reinsurance business, were reduced to compensate for the sale of the business. The weighting of the Qualitative Goals was not changed.
The 2014 Quantitative Goals were established at the beginning of the year based on the Company’s 2014 financial operating plan. In 2014, the Insurance Segment attained a CR of 94.4%, slightly worse than the target CR of 93.1%. Our Reinsurance Segment achieved a CR of 73.3%, its best result in over 15 years, attaining the maximum performance factor of 200%. The CR of the Enterprise, which includes the results of our Insurance and Reinsurance Segments, was 88.2%, better than the targeted CR of 91.9% and significantly influenced by the positive results of our Reinsurance Segment.

In determining quantitative performance, the Committee has the ability to exercise informed discretion to raise or lower the factor achieved by considering other items in addition to CR that can include, but would not be limited to, actual versus anticipated CAT losses, performance versus peers, accident year performance, Operating ROE performance and shareholder value creation.
The Committee, together with Mr. McGavick, reviewed our 2014 results against the Quantitative Goals and considered other 2014 performance indicators, as described above. The Reinsurance Segment benefited from an unusually low number of catastrophes for the year, and reflecting on that, the Committee determined to make a small downward adjustment to the quantitative performance factor for Reinsurance, while still giving credit for outstanding performance for the year. The performance factor for Enterprise also was adjusted downward in a more meaningful way to mitigate the disproportionate positive impact the Reinsurance Segment had on the Enterprise’s results. The Investments Group solidly outperformed on each of its Quantitative Goals and the Committee determined not to make any adjustment to its quantitative performance factor, or that of the Insurance Segment.
The table below provides the 2014 Quantitative Goals, the results achieved against these goals with the associated performance factor as well as the impact of the discretionary adjustments made by the Committee to these performance factors. The adjusted performance factors are then weighted for each NEO as provided in the “Goal Weighting” table below.
In determining the Enterprise quantitative performance factor to apply to each NEO's annual incentive, the Committee decided to use the unadjusted performance factor for the NEOs leading business segments and the adjusted performance factor for all others. The determination of the quantitative portion of the annual incentive is shown in the table on page 33.

Quantitative Performance
	Goals
Business Segments	Threshold (1)(50% of Target)	Target (100% of Target)	Maximum (200% of Target)	Actual Result	Performance Factor	Adjusted Performance Factor(5)
Enterprise CR	100.0%	91.9%	83.7%	88.2%	145.1%	131.8%
Insurance CR	100.0%	93.1%	87.0%	94.4%	90.6%	90.6%
Reinsurance CR	100.0%	89.0%	75.0%	73.3%	200.0%	195.1%
Investments Group
NII Budget and Affiliate Income ($M) (2)	$751	$806	$861	$901	150%
P&C Portfolio vs. Benchmark (3)	-40 bps	25 bps	90 bps	41 bps	128.0% (4)	136.4%
Life Portfolio vs. Benchmark (2)(3)	-60 bps	0 bps	90 bps	26 bps	146.0% (4)

1	Performance below threshold goals results in no payout.
2	The payout for maximum performance is 150% of Target.
3	Measured in basis points (bps).
4	Performance factor incorporates a 40% weighting based on results achieved in 2012 and 2013.
5	Incorporates discretionary adjustments, if any, made by the Committee in the Performance Factor on other performance indicators, as described above.

(B) Qualitative Goals. Qualitative Goals are established to focus an executive’s attention on achieving individual performance objectives and can include, but are not limited to, specific objectives in the areas of strategy, leadership, overall business performance, execution on new initiatives and improvements in operations. The Committee set Mr. McGavick’s Qualitative Goals after discussions with him and with the other members of the Board in early 2014. Mr. McGavick collaborated with each NEO to establish his or her Qualitative Goals as well as those for their respective segment or function. The Committee reviewed each NEO’s Qualitative Goals and their alignment with enterprise-wide goals in early 2014. The payout range established for the Qualitative Goals for each NEO was:

Qualitative Goals - Payout Range
Threshold*	Target	Maximum
50%	100%	150%
* Performance below threshold goals results in no payout.

The specific weightings between Quantitative and Qualitative Goals set for the NEOs are shown in the table below.

Goal Weighting
Executive Officer	Quantitative Weighting	Qualitative Weighting
Michael McGavick	70% Enterprise CR	30%
Peter Porrino	70% Enterprise CR	30%
Gregory Hendrick	25% Enterprise CR + 45% Insurance Segment CR	30%
James Veghte	25% Enterprise CR + 45% Reinsurance Segment CR	30%
Sarah Street	25% Enterprise CR + 45% Investments Group	30%

The following are brief summaries of the performance considered by the Committee in determining the qualitative performance factor for each NEO.

Performance for Mr. McGavick, Chief Executive Officer
The Company attained a number of financial milestones, including record P&C underwriting profit of $676 million, an increase of 50% over 2013, and making meaningful progress towards our strategic goal of top decile performance. Our combined ratio of 88.2% was the best result in over 15 years. In the Insurance Segment, the Company achieved its best year since 2007, and the fourth straight year of meaningful improvement in both combined ratio and loss ratio, positioning the Company well for the future.
Mr. McGavick’s Qualitative achievements in the year included leading a comprehensive strategic review process to accelerate the Company’s progress and position it for future growth while ensuring the portfolio of business remains appropriately balanced. A significant accomplishment was the retrocession of the majority of the life reinsurance business through the sale of XL Life Reinsurance (SAC) Ltd. to GreyCastle Holdings Ltd. This action achieved the goal of exiting low performing and non-core businesses and was viewed positively by investors and analysts as the Company gained a greater ability to focus on its core P&C operations. Mr. McGavick also led the exploratory discussions with the Catlin Group and collaborated with the Board, leading to the acquisition announcement.
Talent development continued to be a focus in 2014 as the Company built bench strength in critical areas, expanded XLUniversity, which focuses on leadership development, and completed the first session of a new year-long Emerging Leader Program.
Mr. McGavick also led efforts to enhance communications and build a stronger working relationship with our regulators. Colleague communication throughout the year, as led by Mr. McGavick and senior leadership, focused on innovation as a means of XL growing its market reputation and serving clients. To that end, XL held its first Innovation Day to foster employee engagement and encourage employees to improve collaboration and identify opportunities to innovate in order to keep XL at the forefront of industry trends and delivering compelling products to the market.
Based on Mr. McGavick’s performance against his Qualitative Goals for 2014, the Committee assigned a 140% performance factor to be applied to the qualitative component of his Annual Incentive, providing him with a total Annual Incentive of $4,025,000, as shown below. The independent members of the Board ratified the Committee’s decision.

Performance for Mr. Porrino, Executive Vice President and Chief Financial Officer
Mr. Porrino had an exceptional year, overseeing the achievement of a number of critical accomplishments including the sale of XL Life Reinsurance (SAC) Ltd. to GreyCastle Holdings Ltd. as announced in May of 2014, and structuring the offer to purchase Catlin Group as announced in January 2015.
The sale of the XL Life Reinsurance business marked a significant step forward in our effort to exit non-core activities, allowing us to increase our focus on our core P&C business. It bolstered overall ROE by removing relatively low performing assets and provided additional flexibility to pursue capital management activities.

The potential acquisition of Catlin Group will accelerate all aspects of our strategy and while premature to consider this complete, the signing and announcement of our offer to purchase Catlin would not have been achieved without Mr. Porrino’s strategic leadership, creativity and steadfast persistence during 2014.
In addition to the above, Mr. Porrino’s other accomplishments relative to his Qualitative Goals were outstanding. Through investor relations, Mr. Porrino continued to proactively engage with shareholders to communicate our accomplishments, business strategy and improved risk profile.
He enhanced the finance team’s capabilities by strengthening the corporate development and tax functions. He also continued progress in Enterprise Enablement, a multi-year project to implement new systems and processes to provide more timely and accurate financial information, which remains on track and within budget. He and his team also completed the implementation of Finance’s Target Operating Model, designed to increase process efficiency and improve XL’s flexibility to meet the Company’s business needs.
Based on Mr. Porrino’s performance against his Qualitative Goals for 2014, Mr. McGavick recommended, and the Committee approved, a 110% performance factor to be applied to the qualitative component of his Annual Incentive, providing Mr. Porrino with a total Annual Incentive of $1,127,300, as shown in the table below. In addition, in recognition of his significant and extraordinary contributions to the sale of XL Life Reinsurance (SAC) Ltd. to Grey Castle Ltd. and the structuring of our offer to purchase Catlin Group, Mr. McGavick recommended, and the Committee approved, a special, one-time bonus of $900,000.

Performance for Mr. Hendrick, Executive Vice President and Chief Executive of Insurance Operations
Our portfolio of insurance business continues to improve as we execute on underwriting, strengthen rates, diversify our business mix and boost operational leverage. The Insurance Segment, led by Mr. Hendrick, experienced its eighth straight quarter of profitability, showed continued progress in underwriting discipline, and achieved a Combined Ratio of 94.4%, its best result since 2007. Gross written premiums have continued to steadily increase under his leadership and the accident year ex-Cat loss ratio improved relative to 2013 despite an increase in large losses.
Mr. Hendrick exceeded his Qualitative Goals. He continued to build talent within his team, developing and promoting employees internally, including new leadership of North American P&C, as well as selecting external hires, including a new head for Global Professional. He promoted increased collaboration across the business, establishing a new council to focus on end-to-end recommendations for clients and creating business liaison roles for specific business segments.
Building on analytic capabilities, the segment significantly increased the use of metrics and benchmark reporting of our portfolio in addition to building predictive models for key businesses. Benchmark reporting, which is used for underwriting decisions, now includes 88% of the Insurance Segment’s portfolio. In 2014, Mr. Hendrick’s team announced 36 new products and services with a strong pipeline of innovative products for the future. Investments in new businesses, as well as leadership changes, led to significant growth in gross written premiums, especially in our construction, marine, professional, and political risk and crisis management businesses.
Based on Mr. Hendrick’s performance against his Qualitative Goals for 2014, Mr. McGavick recommended, and the Committee approved, a 124% performance factor to be applied to the qualitative component of his Annual Incentive, providing him with a total Annual Incentive of $1,000,000, as shown in the table below.

Performance for Mr. Veghte, Executive Vice President and Chief Executive of Reinsurance Operations
Reinsurance achieved its best combined ratio in over 15 years at 73.3%, while producing an underwriting profit of $451M, a 39% increase over the prior year and more than double what had been budgeted. Qualitative Goals achieved by Mr. Veghte included improvements in operational excellence and reporting, the development and integration of enhanced underwriting systems and improved pricing models. The segment was the recipient of Intelligent Insurer Awards for “Best Reinsurer for Client Service” and “Best Reinsurer for Expertise and Market Knowledge” in the Bermuda market.
Mr. Veghte was also instrumental in the acquisition and successful integration in 2014 of Global Ag, a crop insurance provider in the United States, which led to a significant increase in gross written premiums in the crop book. In 2014, Reinsurance also established an office in Dubai and made key leadership changes in Latin America to improve and strengthen operations in the region.
Based on Mr. Veghte’s performance against his Qualitative Goals for 2014, Mr. McGavick recommended, and the Committee approved, a 100% performance factor to be applied to the qualitative component of his Annual Incentive, providing him with a total Annual Incentive of $1,402,000, as shown in the table below.

Mr. Veghte announced his retirement, effective December 31, 2014

Performance for Ms. Street, Executive Vice President and Chief Investment Officer
The Investment Group outperformed benchmarks across many asset classes, contributing positively to XL’s overall results. Ms. Street’s Qualitative Goals included a number of key initiatives, including the development of an improved strategy for derivatives usage and expanding capabilities into Euro and Sterling rate markets. Her team developed new market risk models and completed the 2014 Strategic Asset Allocation/Authorities study that introduced a framework for approvals for asset allocation strategies and the enhanced utilization of risk factors.
Re-engineering initiatives led to the development of system tools to increase the automation and frequency of reporting, resulting in greater standardization and efficiencies. The Investment Group also implemented a significant upgrade to its investment database, Eagle PACE.
Ms. Street and her team also contributed to the successful sale of XL Life Reinsurance (SAC) Ltd., a complex transaction that completed the retrocession of the majority of the life reinsurance business.
Based on Ms. Street’s performance against her Qualitative Goals for 2014, Mr. McGavick recommended, and the Committee approved, a 105% performance factor to be applied to the qualitative component of her Annual Incentive, providing her with a total Annual Incentive of $1,698,700, as shown in the table below.
The table below summarizes the final quantitative and qualitative results as well as the actual Annual Incentive awards approved by the Committee for performance achieved in 2014:

	Quantitative Metrics (70% Weight)			Qualitative Component Performance Factor (30% Weight)	Combined Performance Factor	Actual 2014 Annual Incentive Award
Goals	Weight	Actual Result	Performance Factor
Michael McGavick
Enterprise CR	70.0%	88.2%	131.8%	140.0%	134.2%	$4,025,000

Peter Porrino
Enterprise CR	70.0%	88.2%	131.8%	110.0%	125.3%	$1,127,300

Gregory Hendrick
Enterprise CR	25.0%	88.2%	145.1%
Insurance CR	45.0%	94.4%	90.6%
	70.0%		110.1%	124.0%	114.2%	1,000,000

James Veghte
Enterprise CR	25.0%	88.2%	145.1%
Reinsurance CR	45.0%	73.3%	195.1%
	70.0%		177.2%	100.0%	154.1%	1,402,000

Sarah Street
Enterprise CR	25.0%	88.2%	131.8%
NII Budget and Affiliate Income	13.5%	$901	150.0%
P&C Portfolio vs. Benchmark	27.0%	41 bps	128.0%
Life Portfolio vs. Benchmark	4.5%	26 bps	146.0%
	70.0%		134.8%	105.0%	125.8%	1,698,700
4.3 Long-Term Incentive Programs
We provide annual long-term incentive awards to NEOs in order to:

•	Align the executives’ interests with shareholders by incentivizing shareholder value creation through stock price appreciation;

•	Focus the NEO’s attention on specific long-term financial operating objectives that are designed to achieve our long-term business strategy;

•	Reinforce the impact of making sustainable, long-term decisions that are instrumental to our future growth and profitability; and

•	Retain NEOs by providing a meaningful equity stake that is subject to vesting and performance requirements.
(A) The 2014 Long-term Incentive Program (“2014 LTIP”). For each NEO, the 2014 LTIP award consisted of 50% performance units and 50% non-qualified stock options. In determining the aggregate value of the long-term incentive award opportunity for each NEO shown in the table below, the Committee considered the following:

•	The scope of each NEO’s role in relation to our short and long-term business strategy;

•	An analysis of relevant market data from our 2014 compensation peer group; and

•	The importance of retaining and motivating the NEO.

Executive Officer	Long-term Incentive Award Opportunity	Performance Units (50%)	Stock Options (50%)
Michael McGavick	$6,250,000	$3,125,000	$3,125,000
Peter Porrino	1,800,000	900,000	900,000
Gregory Hendrick	1,825,000	912,500	912,500
James Veghte	1,940,000	970,000	970,000
Sarah Street	1,350,000	675,000	675,000

On February 28, 2014, the Committee granted performance units to all NEOs. Performance units will pay out based upon the achievement of financial performance goals over the three-year performance period beginning on January 1, 2014 and ending on December 31, 2016. The table below provides the performance metrics, weightings and payout range as a percent of the target award for the 2014 performance units:

Performance	Weight	2014 Performance Unit Payout Range
Metric		Threshold*	Target	Maximum
Improvement in Price-to-Book (Relative)	50%	50% (at 25th percentile performance)	100% (at 60th percentile performance)	200% (at 90th percentile performance)
Operating ROE (Absolute)	50%	50%	100%	200%
* Performance below threshold results in no payout.

(i) Relative Improvement in Price-to-Book Performance Metric. We use a relative improvement in price-to-book metric because it reflects our progress in improving the quality of our earnings and the value of our assets. Our price-to-book has ranked in the bottom quartile of our peer group during the last few years, which challenges us to improve our ranking. For the 2014 performance unit program, our rank in improvement in price-to-book performance will be measured relative to a peer group of companies that includes our 2014 Compensation Peer Group plus four additional companies: Allianz SE, American International Group, Swiss Re Insurance Company, Ltd., and SCOR SE (“2014 Performance Peer Group”). This group was chosen to more closely reflect our global business competitors. For performance unit awards granted prior to 2013, the property and casualty insurance, reinsurance and multi-line companies from the Morgan Stanley Capital International World Insurance (“MSCI”) Index that are listed on U.S. exchanges (including via American Depository Receipts) were used as peers for measuring relative price-to-book performance.
At the end of the three-year performance period (December 31, 2016), our change in price-to-book performance will be ranked against the 2014 Performance Peer Group. In calculating our relative change in price-to-book performance as well as that for each peer company, we will determine the average of share price divided by the book value per share for each day shares are traded during the quarter ending on December 31, 2016. “Share Price” will be the closing trading price of an ordinary share of stock of the Company or peer company traded on a U.S. exchange. Book value (also referred to as book equity or “ordinary shareholders’ equity”), on a per share basis, will be based on the U.S. generally accepted accounting principles (“GAAP”) definition of shareholders’ equity as reflected in the balance sheet less preferred equity and non-controlling interests in equity of consolidated subsidiaries. Ordinary shareholders’ equity will be based on the most recent calendar quarter for which data is available.

(ii) Operating Return on Equity (ROE) Performance Metric. At the end of each year in the three-year performance period (December 31, 2014, 2015 and 2016) the performance factor associated with our Operating ROE performance metric will be determined, and following the end of the three-year performance period, we will calculate the 3-year average of the annual performance factors to determine the final percentage payout, if any. Operating ROE is defined as operating income for the year divided by ordinary shareholders’ equity. Operating income is net income (loss) available to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives and foreign exchange gains (losses), net of tax. Ordinary shareholders’ equity is defined as the average of “opening equity” and “closing equity” for each year.

The Committee set the Operating ROE threshold, target and maximum goals in February 2014 by calibrating the potential payouts to our 2014 financial plan. The target Operating ROE under this plan is above the Operating ROE achieved in 2011 and 2012 but slightly below that achieved in 2013 and 2014. The specific Operating ROE goals for the 2014 performance units will be disclosed at the end of the three-year performance period. The ROE goals motivate the effective, profitable and prudent use of capital.
In addition to the performance units, on February 28, 2014, the Committee also granted stock option awards to our NEOs with a strike price of $30.40 (the closing price of ordinary shares on the date of grant). The stock options vest ratably over a three-year period, with one-third of the award vesting on each anniversary following the grant date and have a ten year term. The Black-Scholes model was used for valuing stock options, which was used to determine the number of stock options granted. For further information, see footnote 2, "Summary Compensation Table."
(B) Other In-Cycle Long-Term Incentive Programs.
(i) 2013 Performance Units. The Committee granted performance units in February 2013 to each of the NEOs. Contingent upon achievement of pre-established Operating ROE and relative growth in price-to-book value goals, the performance units will pay out following the conclusion of the three-year performance period ending December 31, 2015.
(ii) The 2012 Reinsurance Supplemental Long-Term Cash Incentive Compensation Plan. Mr. Veghte was a participant in the XL Group plc Reinsurance Supplemental Long Term Cash Incentive Compensation Plan (the “Reinsurance Supplemental LTIP”), which was adopted by the Committee in April 2012 to motivate exceptional profitable revenue growth within the Reinsurance segment well above budgeted and historical levels, while maintaining controls designed to ensure prudent risk-taking.
Prior to entering into his retirement agreement in October 2014, which became effective December 31, 2014, Mr. Veghte was eligible to receive a cash award depending upon the achievement of (i) a specified compound annual growth rate in net premiums written for our Reinsurance segment, relative to an industry peer group, for the four-year performance period beginning January 1, 2012, and (ii) a specified cumulative combined ratio for our Reinsurance segment for the four accident years in the performance period. In connection with Mr. Veghte’s announced retirement, he is no longer eligible to participate in the plan per the terms and conditions of the plan and his retirement agreement.
(iii) Payout of the 2012 Performance Units. In February 2012, the Committee granted performance units to each NEO that converted into a number of ordinary shares based on performance through the three-year performance period ending December 31, 2014. The performance metrics included Operating ROE and relative price-to-book, each weighted 50%.
As shown below, the portion of the units granted based on relative price-to-book did not pay out, as we had a 21st percentile ranking relative to the peer group as of December 31, 2014, which was below the 25th percentile payout threshold. Our Operating ROE performance was above targeted performance in two of the three years of the performance period, resulting in a payout factor of 110.0% for this metric. Operating ROE goals, achievement against the goals and payout factor, as well as the overall 2012 performance unit payout, were as follows:

		2012 Performance Unit Payout Range
Performance Metric	Weight	Threshold* (50%)	Target (100%)	Maximum (200%)	Results Attained	Payout Factor
Price-to-Book Ranking (Relative)	50%	25th percentile performance	50th percentile performance	75th percentile performance	21st percentile performance	0%
Operating ROE (Absolute)	50%	5.0%	7.5%	15%	2012 - 6.2% 2013 - 9.2% 2014 - 10.0%	2012 - 74.0% 2013 - 122.7% 2014 - 133.3% Average - 110.0%
Overall Result	100%					55.0%
* Performance below threshold results in no payout
Based on the payout factors above, the following number of ordinary shares were paid out in February 2015 to each NEO:

Executive Officer	2012 Performance Units Granted	Payout Factor	Shares Earned
Michael McGavick	145,561	55.0%	80,058
Peter Porrino	46,095	55.0%	25,352
Gregory Hendrick	48,521	55.0%	26,686
James Veghte	53,373	55.0%	29,355
Sarah Street	33,965	55.0%	18,680
(iv) 2007 and 2008 Performance Restricted Shares. In 2007 and 2008, the Committee granted performance-based restricted shares to select executives including several of the current NEOs. These restricted shares were scheduled to vest ratably over four years, with one quarter vesting on each of the four anniversaries following their respective grant dates (the “scheduled vesting date”) contingent on achieving an Operating ROE threshold of 10% or more for the calendar year prior to the scheduled vesting date.
When a tranche of shares fails to vest on a scheduled vesting date, the shares roll forward and remain unvested until the next anniversary of the grant date - referred to as a “subsequent vesting date.” Vesting for a subsequent vesting date is contingent on the Operating ROE for the then current year and the prior year(s) that the restricted shares failed to vest equaling or exceeding 10% per annum, compounded annually. This test will be repeated each year, with no more than the prior three calendar years used for averaging the ROE look back period, until the tenth anniversary of the grant date. If the performance restricted shares have not achieved the ROE threshold necessary to vest by the tenth anniversary of the grant, they will vest on that date, subject to continued employment.
For the 2007 award, three of the four tranches vested upon attaining the 10% Operating ROE performance threshold for fiscal years 2007, 2008 and 2009. The fourth tranche remains unvested since the required performance threshold has not been attained. For the 2008 award, two of the four tranches vested upon attaining the Operating ROE performance threshold for fiscal years 2008 and 2009. The third and fourth tranches remain unvested. Based on our 3-year average Operating ROE results for fiscal years 2012 through 2014, the remaining unvested tranches of the 2007 and 2008 performance restricted shares did not vest in 2014.
4.4 Supplemental Benefits
The Company provides a supplemental, non-qualified deferred compensation plan (the “NQDC Plan”) in which executives, including the NEOs, are eligible to defer up to 50% of their base salaries and 100% of their Annual Incentives. Consistent with the match on our 401(k) plan, the NQDC Plan provides a matching contribution on the first 5% of employee elective deferrals that exceed tax law annual compensation limits for qualified, defined contribution plans, such as our 401(k) plan. Additional details about the benefits provided to those NEOs who contributed under the NQDC Plan can be found under “Non-Qualified Deferred Compensation” below.
4.5 Perquisites
The Company believes it is necessary to offer limited, business-related perquisites to remain competitive in attracting and retaining key executive talent in the various local markets in which we operate. While health and welfare benefits are provided to all eligible employees, NEOs are offered a comprehensive health screening as an additional benefit.

We do not permit the personal use of Company aircraft by any employee, including NEOs. The Company on occasion provides transportation on Company aircraft for Mr. McGavick’s spouse or other immediate family members when they accompany him on business trips. In February 2011, Mr. McGavick entered into a time share agreement with the Company so that he may reimburse the Company for the cost of his immediate family member’s transportation on Company aircraft when they accompany him on trips for business purposes. The amount of reimbursement is determined using the higher of (a) the standard industry fare level valuation used to impute income for tax purposes, or (b) the incremental cost to the Company of such use, in either case in accordance with Federal Aviation Administration regulations.
More detail about the perquisites provided to our NEOs is included in the compensation tables and accompanying notes that follow this discussion.

5. Executive Share Ownership
The Committee encourages all employees, including its executive officers, to become long-term owners of XL Group shares. Accordingly, it has established share ownership requirements for the NEOs as well as retention requirements that prohibit the sale of recently vested shares from equity awards (together, the “Share Ownership Rules”). These rules are designed to further align the executive’s long-term financial interests with those of our shareholders.
XL Group officers covered by the Share Ownership Rules, including the NEOs, are prohibited from selling shares unless they have met the applicable share ownership requirements. These requirements specify that the value of XL Group equity owned by the NEO, based on the stock price at the time, meets or exceeds a multiple of their base salary as follows:

CEO	6x base salary
Other NEOs	3x base salary
Shares counting towards the ownership requirement include shares beneficially owned as well as restricted stock units, restricted stock awards and vested “in-the-money” stock options.
In addition to the share ownership requirements, share retention requirements compel each NEO to retain 100% of each grant made on or after February 28, 2010 for one year after the date of vesting (net of applicable taxes), regardless of whether the NEO satisfies the share ownership requirement.
As of December 31, 2014, all NEOs exceeded their share ownership requirements and are in compliance with the share retention requirements.

6. Policies on Hedging or Pledging of Company Securities
Our Code of Conduct prohibits directors and NEOs, as well as all other employees, from engaging in any form of hedging activity related to their ownership of XL Group securities, including, but not limited to, using short sales or put and call transactions. In addition, our policies restrict the pledging of XL securities, which may be conducted only in cases of financial hardship or other extenuating circumstances with the prior written consent of the General Counsel.

7. NEO Employment Agreements
The Company has employment agreements with Mr. McGavick and Ms. Street that provide for severance benefits following an involuntary or constructive termination of employment, both before and after a change in control, which we continue to believe allow for the orderly transition of responsibilities and are in the best interests of shareholders. The agreements also contain restrictive covenants, such as non-competition and non-solicitation covenants, that are valuable to the Company and are designed to protect our business interests. The cash severance benefits provided following a change in control are structured to be “double trigger.” This means payments are conditioned on an involuntary or constructive termination of the executive’s employment occurring following a change in control. In April 2013, Mr. McGavick amended his employment agreement to remove any payment of or gross up for excise taxes and to allow reduction of any payments or benefits payable to him upon termination to avoid any excess parachute payment, if that reduction results in a better net benefit to him.

On October 30, 2014, in connection with Mr. Veghte’s retirement, we entered into a retirement and consulting agreement with him that provides for additional payments following his retirement on December 31, 2014 for consulting services through June 30, 2015. The consulting arrangement was created to ensure a smooth transition of the business and broker relationships as well as to provide consulting on the Reinsurance segment’s operations and business strategy. Prior to October 30, 2014, Mr. Veghte had an employment agreement that provided severance benefits consistent with those of Ms. Street.
Mr. Porrino’s employment agreement expired in August 2014. Mr. Hendrick’s severance agreement expired in October 2014.
In December 2014, the Committee approved the Executive Severance Benefit Plan, which provides select senior executives who do not have individual severance or employment agreements with severance protection. The plan provides severance benefits following an involuntary or constructive termination of employment, both before and within two years following a change in control, as defined in the plan. In the event of a change in control in which payments and benefits would constitute an excess parachute payment, the payments under the plan may be reduced until no amount payable would constitute an excess parachute payment, if that reduction results in a better net payment to the executive. In exchange for being eligible for severance benefits under the plan, participants must agree to certain restrictive covenants, including non-competition and non-solicitation covenants, upon any termination. In December 2014, each of Mr. Hendrick and Mr. Porrino agreed to participate in the plan.
We believe that the severance benefits provided in these employment agreements and in the Executive Severance Benefit Plan are reasonable and consistent with competitive practice for executives in similar positions at companies of similar size and complexity. We also believe they are necessary to attract and retain key talent, as well as to keep that talent focused on the best interests of the business during potential transactions and restructuring. The terms and conditions of these agreements, Mr. Veghte's retirement and consulting agreement and the Executive Severance Benefit Plan are described under “Potential Payments Upon Termination or Change in Control.”
8. Clawback Provisions
Under our clawback policy, executives, including NEOs, may have to repay some or all of any cash or equity incentive received from a grant if: (a) we must re-state our financial statements due to material non-compliance with financial reporting requirements, and (b) we have determined that the material non-compliance causing the restatement was the result of the award recipient’s willful misconduct. The requirement to repay applies to any amounts granted, vested, obtained as the result of exercise or otherwise paid out during the 12 months following the date the financial statements subject to the restatement were filed with the SEC. Under the policy, the Board of Directors also may cancel the award recipient’s unvested equity or other unpaid incentive compensation and may cancel his or her vested but unexercised stock options in this situation. These clawback features apply to cash or equity incentive awards in addition to any compensation subject to the clawback provision in the Sarbanes-Oxley Act of 2002, which remains in effect.

9. Role of the Committee and Independent Advisor in Setting Executive Pay
The Committee oversees the Company’s compensation and benefits programs generally, and approves the compensation for all executive officers. In addition, Mr. McGavick’s compensation is ratified by the independent members of the Board of Directors upon the recommendation of the Committee. See “Corporate Governance” for a detailed description of the Committee’s role in setting executive compensation. The Committee retained Meridian Compensation Partners, LLC during 2014 as its independent compensation consultant. Meridian provides services relating to executive and director compensation, including:

•	competitive market analyses, including executive pay and performance studies, board of director pay studies and market trends;

•	ongoing support with regard to the latest relevant regulatory, technical and/or accounting considerations impacting compensation and benefit programs;

•	assistance with the design or redesign of any compensation or benefit programs, if desired or needed; and

•	attendance at selected Committee and Board meetings.
The Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Committee has the sole authority to retain and terminate Meridian or any other consultant and the Committee evaluates the consultant’s performance periodically. The Company’s management has not used, and would not use, Meridian for any purpose other than to provide services to our Board relating to executive and director compensation during any period when Meridian is serving as the Board and the Committee’s independent compensation consultant.

10. Role of the Chief Executive Officer in Setting Executive Pay
Mr. McGavick is responsible for providing compensation recommendations to the Committee for all executive officers other than himself, as well as recommendations for the cash incentive pools and the long-term incentive pools for all non-executive employees. He does not make recommendations regarding his own compensation but does discuss with the Committee his qualitative goals prior to such goals being set. The Committee and Mr. McGavick discussed the performance of each of the other NEOs against his or her specific goals for 2014, including the results for their respective business segment or functional area. Mr. McGavick also provided the Committee with details about XL’s financial and operating results and reviewed those results relative to market conditions, the performance of our peers generally and more broadly within the global insurance and reinsurance market. This information was considered in making all compensation decisions for his direct reports.
11. Section 162(m)
Section 162(m) of the Code generally limits the deductibility of non-performance based annual compensation in excess of $1 million paid to the CEO and the three other most highly compensated executive officers other than the CFO. This limit on deductibility will apply only to the compensation paid to executive officers who are employed by our subsidiaries that are subject to U.S. income tax. The Committee may consider tax deductibility as a factor in designing incentive compensation programs. However, to maintain flexibility, the Committee does not require all compensation to be awarded in a tax deductible manner.

Management Development and Compensation Committee Report
The Management Development and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014.

Management Development and Compensation
Committee
Ramani Ayer, Chairman
Eugene McQuade
Clayton Rose
Anne Stevens

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation provided for 2014, 2013 and 2012 to persons serving as CEO and CFO during 2014, along with our next three most highly compensated executive officers in 2014 (collectively, the “NEOs”):

Name and Principal Position	Year	Salary	Bonus (1)	Stock Award (2)(3)	Option Awards (2)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Michael McGavick, Chief Executive Officer	2014	$1,250,000	$—	$2,936,910	$3,125,008	$4,025,000	$—	$397,478	$11,734,396
	2013	$1,187,500	$—	$2,946,078	$3,125,006	$3,027,300	$—	$325,823	$10,611,707
	2012	$1,000,000	$—	$2,810,783	$3,070,727	$2,081,400	$—	$485,557	$9,448,467
Peter Porrino, Executive Vice President, Chief Financial Officer	2014	$700,000	$900,000	$845,843	$900,007	$1,127,300	$—	$159,523	$4,632,673
	2013	$675,000	$—	$848,475	$900,003	$921,500	$—	$138,511	$3,483,489
	2012	$600,000	$—	$890,094	$972,403	$909,500	$—	$76,797	$3,448,794
Gregory Hendrick, Executive Vice President, Chief Executive of Insurance Operations	2014	$700,000	$—	$857,586	$912,503	$1,000,000	$—	$166,028	$3,636,117
	2013	$675,000	$—	$860,274	$912,504	$808,500	$—	$142,452	$3,398,730
	2012	$600,000	$—	$936,941	$1,023,578	$748,000	$—	$254,370	$3,562,889
James Veghte, Executive Vice President, Chief Executive of Reinsurance Operations	2014	$700,000	$—	$911,612	$970,003	$1,402,000	$—	$192,695	$4,176,310
	2013	$675,000	$—	$914,463	$970,000	$1,063,000	$—	$167,605	$3,790,068
	2012	$600,000	$—	$1,030,633	$1,125,937	$847,000	$—	$245,610	$3,849,180
Sarah Street, Executive Vice President, Chief Investment Officer	2014	$500,000	$—	$634,368	$675,005	$1,698,700	$—	$232,094	$3,740,167
	2013	$487,500	$—	$636,363	$675,006	$1,715,500	$—	$202,671	$3,717,040
	2012	$450,000	$—	$655,864	$716,510	$1,456,500	$—	$194,856	$3,473,730
____________

(1)
Represents a special recognition bonus as described in the section, "Compensation Discussion and Analysis—4. Executive Compensation Components—4.2. Annual Incentives (Cash Award), Performance for Mr. Porrino."

(2)
Includes the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation (“ASC 718”), for stock awards and option awards granted in each respective year. See Note 20 (d and e) of the consolidated financial statements in the Company’s Annual Report for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. Of note, the grant date fair value of each performance unit for accounting purposes reflects a discount because the performance units do not have dividend rights. However, the Compensation Committee does not use such discount in determining the number of performance units granted. Therefore, this value varies from the value of the award approved by the Compensation Committee and disclosed in the Compensation Discussion and Analysis. The amounts shown do not correspond to the actual value that might be realized by each NEO.

(3)
The grant date fair values for the 2014 awards assuming the highest level of performance will be achieved are as follows: for Mr. McGavick, $5,873,821; for Mr. Porrino, $1,691,687; for Mr. Hendrick, $1,715,171; for Mr. Veghte, $1,823,223; and for Ms. Street, $1,268,737.

(4)	Represents the Annual Incentives paid to each NEO under the 2012, 2013 and 2014 Annual Incentive Program.

(5)	The Company does not pay above-market rates for amounts deferred under the Non-Qualified Deferred Compensation Plan.

(6)	All Other Compensation includes:

Other Annual Compensation from the Summary Compensation Table

Named Executive Officer	Financial Counseling and Tax Preparation	Retirement Plan Contribution (1)	All Other (2)
Michael McGavick	$—	$397,478	$—
Peter Porrino	$—	$159,523	$—
Gregory Hendrick	$13,348	$148,285	$4,395
James Veghte	$13,359	$169,070	$10,266
Sarah Street	$14,294	$213,405	$4,395
____________

(1)
Represents employer contributions to both qualified and non-qualified defined contribution plans. For additional information relating to contributions to non-qualified defined contribution plans, see “Non-Qualified Deferred Compensation” below.

(2)
Represents payments for medical examination and business-related travel of NEOs’ immediate family members. We do not permit personal use of company aircraft by our directors, officers or other employees.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table complements the Summary Compensation Table disclosure of non-equity incentive and equity awards and shows each grant of an award made to the NEOs in the last completed fiscal year under any plan:

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	(3)
Michael	02/20/2014	$1,500,000	$3,000,000	$5,550,000	—	—	—	—	—	$—	—
McGavick	02/28/2014	$—	$—	$—	—	—	—	—	363,373	$30.40	3,125,008
	02/28/2014	$—	$—	$—	51,399	102,797	205,594	—	—	$—	2,936,910
Peter	02/20/2014	$450,000	$900,000	$1,665,000	—	—	—	—	—	$—	—
Porrino	02/28/2014	$—	$—	$—	—	—	—	—	104,652	$30.40	900,007
	02/28/2014	$—	$—	$—	14,803	29,606	59,212	—	—	$—	845,843
Gregory	02/20/2014	$437,500	$875,000	$1,618,750	—	—	—	—	—	$—	—
Hendrick	02/28/2014	$—	$—	$—	—	—	—	—	106,105	$30.40	912,503
	02/28/2014	$—	$—	$—	15,009	30,017	60,034	—	—	$—	857,586
James	02/20/2014	$455,000	$910,000	$1,683,500	—	—	—	—	—	$—	—
Veghte	02/28/2014	$—	$—	$—	—	—	—	—	112,791	$30.40	970,003
	02/28/2014	$—	$—	$—	15,954	31,908	63,816	—	—	$—	911,612
Sarah	02/20/2014	$675,000	$1,350,000	$2,376,000	—	—	—	—	—	$—	—
Street	02/28/2014	$—	$—	$—	—	—	—	—	78,489	$30.40	675,005
	02/28/2014	$—	$—	$—	11,102	22,204	44,408	—	—	$—	634,368
__________

(1)
Amounts reflect the potential payouts under the 2014 Annual Incentive Plan, as described in “Executive Compensation–Compensation Discussion and Analysis.” The actual Annual Incentive award amounts paid to NEOs for 2014 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
Threshold amount represents share payout for meeting ROE performance goal thresholds for each year of the three-year performance cycle and for meeting the threshold goal for price-to-book at the end of the three-year performance period for the performance units granted to each NEO under the 2014 LTIP. See “Executive Compensation—Compensation Discussion and Analysis —4.3(A) Executive Compensation Components—Long-Term Incentive Programs.”

(3)
Represents the grant date fair value of each equity award calculated in accordance with ASC 718. See Note 20 (d and e) of the consolidated financial statements in our Annual Report for a discussion of assumptions made in the valuation of awards and determination of compensation costs calculated using the provisions of ASC 718. Of note, the grant date fair value of each performance unit for accounting purposes, but not for purposes of determining awards granted by the Compensation Committee, reflects a discount because the performance units do not have dividend rights. Therefore, this value varies from the value of the award approved by the Compensation Committee and disclosed in the Compensation Discussion and Analysis. In addition, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for further information.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

Executive Compensation Components

Refer to “Executive Compensation—Compensation Discussion and Analysis,” above, for information relating to our allocation of pay among the various executive compensation components.

Equity Award Vesting Details

Stock options awarded to executive officers in 2014 and in prior years have a 10-year term and vest according to the defined vesting schedule of the award (generally over three or four years) without performance criteria attached to the awards, except for the August 2008 option awards granted to Mr. Veghte, which are now fully vested. See “Outstanding Equity Awards at Fiscal Year End.”

In February 2014, the Compensation Committee awarded each NEO performance units under the 2014 LTIP, as set forth in the table above. The shares underlying the performance units awarded to NEOs under the 2014 LTIP vest and pay out contingent on the achievement of the performance metrics established by the Compensation Committee at the end of the three-year performance period (ending December 31, 2016), as previously described in “Executive Compensation—Compensation Discussion and Analysis—4.3(A) Executive Compensation Components—Long-Term Incentive Awards—The 2014 Long-term Incentive Programs ("2014 LTIP").”

The Compensation Committee reserves the right to grant stock awards to NEOs without performance criteria attached to the awards to facilitate retention or to recognize exceptional performance, although it has not done so in the recent past.

Equity awards granted on or after January 1, 2007 to NEOs whose employment is terminated for reasons of death or disability, or, with respect to awards granted in 2007, 2008 and 2009, due to job elimination or reductions in force, or otherwise without cause with respect to awards granted in 2010 through 2014, may fully or partially vest on the date of termination depending upon the award type. See the section, “Potential Payments Upon Termination or Change in Control” below. However, in the case of voluntary terminations, or involuntary terminations with or without cause, vested option awards or portions thereof may expire earlier than the original 10-year term. In addition, with respect to awards granted prior to July 2011, any executive whose employment terminates for any reason, voluntarily or involuntarily (other than for “Cause” as defined in the applicable award agreement), whose combined age and number of years of service with us is equal to or greater than 65, and who is age 55 or older at the time of termination, may (upon approval by the Compensation Committee in its sole discretion) be eligible to receive “retirement treatment” with respect to any unvested equity awards. Retirement treatment may include accelerated vesting of equity and, in the case of stock options, extended exercisability periods (but not accelerated vesting for awards granted after 2010). In July 2011, the Compensation Committee redefined eligibility for “retirement treatment” by adding an additional requirement that executives must have attained at least five years of service. This additional requirement only applies to equity awards granted after July 2011, unless other terms are approved by the Compensation Committee.

Retirement treatment for equity awards currently consists of:

•	Continued vesting of all stock options in accordance with their vesting schedule, and such options remain exercisable for the remainder of their applicable 10-year term; and

•
In general, accelerated vesting (the lapse of time and/or performance vesting restrictions) of all restricted shares, continued vesting of restricted stock units in accordance with their applicable vesting schedules, and pro-rated vesting of performance units with the payout made in shares contingent upon achievement of established performance goals.

Equity awards granted to executives prior to January 1, 2007 are subject to “retirement treatment” automatically once the executive’s combined age and years of service equals or exceeds 65, without approval of the Compensation

Committee and without the requirement that the executive be age 55 or older at the time of termination. Currently, Mr. Hendrick and Ms. Street are eligible to be considered for automatic retirement treatment. Because all their pre-2007 equity awards are fully vested, the only effect of this pre-January 1, 2007 retirement treatment would be that any vested options granted prior to January 1, 2007 would remain exercisable until the end of their original terms.

Mr. Veghte retired from the Company on December 31, 2014 and a description of the treatment of his outstanding unvested equity awards and retirement agreement may be found in the narrative disclosure section, “Potential Payments Upon Termination or Change in Control.” No other NEOs are eligible to be considered for retirement treatment for any awards under the current or former rules.

The Compensation Committee in December 2014 approved new requirements for the acceleration of vesting of unvested equity awards in connection with a change in control. These new requirements will apply to all equity awards made after January 1, 2015. The acceleration of vesting of all equity awards, and the extended exercisability of stock options, will be subject to a “dual-trigger” approach, requiring first that there be a change in control of the Company (as defined in the 1991 Plan and the award agreements), followed by the executive’s termination from employment by the Company without Cause (as defined in the award agreements) or by the executive with Good Reason (as defined in the award agreements) within 24 months of the change in control.

Recipients of restricted stock awards generally have the same rights and privileges as shareholders, whether the stock award is vested or unvested, including the right to receive dividends at the same rate as our ordinary shares and the right to vote. Recipients of restricted stock units do not have voting rights and are eligible to receive “dividend equivalent rights” (not actual dividends). Performance units granted under the 2014, 2013 and 2012 LTIPs do not provide for any of these rights. All awards described above have been granted under the 1991 Performance Incentive Program.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows certain information about the exercisable and unexercisable unexercised options, stock that has not vested and equity incentive plan awards for the NEOs outstanding as of the end of the last fiscal year:

		Option Awards (1)(2)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael McGavick	05/02/2008	125,000	—	—	$37.78	05/02/2018	05/02/2008	16,000	$549,920
	02/27/2009	437,500	—		$3.31	02/27/2019	02/28/2012			145,561	$5,002,932
	02/28/2010	332,964	—		$18.27	02/28/2020	02/28/2013			109,114	$3,750,248
	02/28/2011	307,693	—		$23.35	02/28/2021	02/28/2014			102,797	$3,533,133
	02/28/2012	268,817	134,409		$20.61	02/28/2022
	02/28/2013	124,900	249,801		$28.64	02/28/2023
	02/28/2014	—	363,373		$30.40	02/28/2024
Peter Porrino	02/28/2012	85,126	42,563	—	$20.61	02/28/2022	02/28/2012			46,095	$1,584,285
	02/28/2013	35,971	71,943		$28.64	02/28/2023	02/28/2013			31,425	$1,080,077
	02/28/2014	—	104,652		$30.40	02/28/2024	02/28/2014			29,606	$1,017,558
Gregory Hendrick	03/04/2005	15,000	—	—	$75.48	03/04/2015	03/10/2007	1,250	$42,963
	02/21/2008	35,000	—		$36.90	02/21/2018	02/28/2008	5,312	$182,573
	08/11/2008	40,000	—		$19.62	08/11/2018	02/28/2012			48,521	$1,667,667
	02/28/2011	51,283	—		$23.35	02/28/2021	02/28/2013			31,862	$1,095,097
	02/28/2012	89,606	44,803		$20.61	02/28/2022	02/28/2014			30,017	$1,031,684
	02/28/2013	36,471	72,942		$28.64	02/28/2023
	02/28/2014	—	106,105		$30.40	02/28/2024
James Veghte	03/04/2005	30,000	—	—	$75.48	03/04/2015	02/28/2012			53,373	$1,834,430
	02/21/2008	77,500	—		$36.90	02/21/2018	02/28/2013			22,579	$776,040
	08/11/2008	100,000	—		$19.62	08/11/2018	02/28/2014			10,626	$365,216
	02/28/2010	122,087	—		$18.27	02/28/2020
	02/28/2011	112,821	—		$23.35	02/28/2021
	02/28/2012	98,566	49,284		$20.61	02/28/2022
	02/28/2013	38,769	77,538		$28.64	02/28/2023
	02/28/2014	—	112,791		$30.40	02/28/2024
Sarah Street	03/04/2005	17,500	—	—	$75.48	03/04/2015	03/10/2007	2,500	$85,925
	10/01/2006	15,000	—		$68.70	10/01/2016	02/28/2008	10,624	$365,147
	02/21/2008	85,000	—		$36.90	02/21/2018	02/28/2012			33,965	$1,167,377
	02/27/2009	56,500	—		$3.31	02/27/2019	02/28/2013			23,569	$810,067
	02/28/2010	22,593	—		$18.27	02/28/2020	02/28/2014			22,204	$763,151
	02/28/2011	61,539	—		$23.35	02/28/2021
	02/28/2012	62,724	31,363		$20.61	02/28/2022
	02/28/2013	26,978	53,958		$28.64	02/28/2023
	02/28/2014	—	78,489		$30.40	02/28/2024
__________

(1)
All stock options granted prior to 2008 under the 1991 Performance Incentive Program have a ten-year term and vest ratably over a four-year period, with one-fourth vesting on each anniversary of the grant date. For further details, see “Equity Award Vesting Details” in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(2)
Beginning with 2008 grants, all stock options granted under the 1991 Performance Incentive Program have a ten-year term and vest ratably over a three-year period, with one-third vesting on each anniversary of grant date, except for the performance restricted options granted to Mr. Veghte in August 2008 that were designed to vest after meeting a three-year cliff vesting provision as well as a price hurdle equal to 130% of the awards’ $19.62 exercise price, which was met on January 17, 2013. For further details, see “Equity Award Vesting Details” in the “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table,” described above.

(3)
All restricted shares and restricted stock units were granted under the 1991 Performance Incentive Program. Vesting details for the 2007 and 2008 restricted share awards granted to Messrs. McGavick, Hendrick and Veghte and Ms. Street are described in the section entitled “Executive Compensation-Compensation Discussion and Analysis-4. Executive Compensation Components—4.3 Long-Term Incentive Awards—(B) Other In-Cycle Long-term Incentive Programs-(iv) 2007 and 2008 Performance Restricted Shares.”

(4)	Represents payout based upon target values for the 2012, 2013 and 2014 performance units as determined by the level of the performance achieved as of December 31, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information about the options exercised and the vesting of stock during the last fiscal year for the NEOs on an aggregate basis:

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Michael McGavick	—	$—	40,856	$1,242,022
Peter Porrino	—	$—	48,544	$1,659,234
Gregory Hendrick	—	$—	6,809	$206,994
James Veghte	—	$—	23,230	$738,945
Sarah Street	—	$—	8,171	$248,398

PENSION BENEFITS

None of the NEOs participate or have any accrued benefits under any of our defined benefit pension plans.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows amounts contributed in the last fiscal year for the NEOs to our defined contribution plans that provides for the deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)(3)
Michael McGavick	$200,865	$371,628	$19,920	$—	$1,179,037
Peter Porrino	$206,300	$135,190	$37,465	$—	$785,735
Gregory Hendrick	$224,125	$122,435	$148,201	$—	$2,635,942
James Veghte	$75,150	$143,220	$56,548	$—	$1,074,538
Sarah Street	$97,775	$187,555	$254,925	$—	$4,017,448
____________

(1)
These amounts are reflected within “Retirement Plan Contribution” in the “Other Annual Compensation from the Summary Compensation Table” included in the footnotes to the “Summary Compensation Table” during each respective year for which a Registrant Contribution is made to an NEO.

(2)	Aggregate earnings or losses on non-qualified deferred compensation are not reflected in the “Summary Compensation Table.”

(3)
Amounts shown above that are included in the “Summary Compensation Table” herein and which have been previously reported as compensation for Messrs. McGavick, Porrino, Hendrick and Veghte, and Ms. Street are $1,189,061, $711,730, $576,720, $1,179,322, and $1,973,741, respectively.

In 2014, all of our NEOs were employed in the United States and enrolled in the X.L. America, Inc. Deferred Compensation Plan (“XLA DCP”). The XLA DCP is a non-qualified supplemental deferred compensation plan that allows executives to defer receipt of up to 50% of their base salary and 100% of their annual incentive award. In addition, if executives elected to defer 5% of compensation above the IRS qualified annual compensation limit with respect to 401(k) plan participation (in 2014, $260,000) into the XLA DCP, then we make a non-discretionary matching contribution of 7% and a discretionary contribution of up to an additional 3% into the XLA DCP on their behalf. Initially, these matching contributions vest in equal installments over a four-year period that begins on an executive’s date of hire. Once an executive has been employed by us for four years, all further matching and discretionary contributions vest immediately. All NEOs, with the exception of Mr. Porrino, are fully vested in their matching and discretionary contributions. All contributions and deferrals made under the XLA DCP are notionally invested in a series of mutual funds that are administered by our retirement plan vendor. All participants in the XLA DCP are required to have a payout election form on file indicating his or her payout election at the time of termination or retirement and “in-service” payouts on specified dates are also permitted. No executive is allowed to take a loan from us or our subsidiary, X.L. America, Inc., against his or her outstanding plan balance under the XLA DCP.

The contribution rates set for the XLA DCP are the same for all participating employees. Aggregate earnings are based on the performance of the underlying mutual funds chosen by the executive from a prescribed list of choices sponsored by the Company through a third-party vendor. These mutual funds, or similar ones by asset class or via collective trusts, are available to all employees in the 401(k) plan. As no preferential performance or interest rates are accorded any of the notional investments that executives have in these arrangements, no monies relating to earnings associated with them are reported in the Summary Compensation Table.

Employment Contracts with NEOs

We currently have employment agreements (the “NEO Employment Agreements”) with the following NEOs: Michael McGavick, to serve as CEO and Sarah Street, to serve as Executive Vice President and Chief Investment Officer. Mr. Porrino’s employment agreement was for a fixed three-year term and it expired on August 25, 2014. Mr. Hendrick’s Severance Agreement was for a fixed three-year term, which expired on October 13, 2014. Mr. Veghte retired from the Company on December 31, 2014 and his employment agreement was superceded by a retirement agreement and release entered into by Mr. Veghte with the Company in October 2014. A description of Mr. Veghte’s retirement and consulting agreement may be found in the “Potential Payments Upon Termination or Change in Control” section.

The two remaining in force NEO Employment Agreement provides for (i) a specified base salary, which is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus pursuant to our annual incentive compensation program, the actual amount earned to be determined by the Compensation Committee, (iii) reimbursement for or payment of certain travel and other expenses and (iv) the right to participate in such other employee benefit programs as are in effect for senior executives from time to time. The terms and conditions of the agreements are described in the “Potential Payments Upon Termination or Change in Control” section. With respect to the agreements with Mr. McGavick and Ms. Street, employment is for an original term of one year and will continue to be automatically extended for successive one-year periods unless we or the executive provides written notice that the term is not to be extended at least six months prior to the then scheduled expiration date. Each executive has agreed to certain confidentiality, non-competition and non-solicitation provisions.

Each remaining in force NEO Employment Agreement provides for indemnification of the executive by us to the maximum extent permitted by applicable law and our charter documents and requires us to maintain directors’ and officers’ liability coverage in an amount equal to at least $75,000,000. In addition, in connection with, and effective upon, our redomestication to Ireland on July 1, 2010, XLIT Ltd. entered into indemnification agreements with each of our directors and the Company, and a deed poll indemnity with respect to our executives, directors and employees. The indemnification agreements and deed poll provide that XLIT Ltd. will indemnify the indemnitees to the fullest extent permitted by Cayman Islands law against claims related to each indemnitee’s service to (or at the request of) the Company, except in certain circumstances, and provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be advanced promptly as they are incurred, subject to certain requirements and provided that the indemnitee must repay any such expense advance if it is determined in a final and non-appealable judgment of a court of competent jurisdiction that the indemnitee is not entitled to be indemnified against such expenses. Copies of the form of indemnification and deed poll are filed as Exhibit 10.41and Exhibit 10.42, respectively, to our Form 10-K, Item 15—Exhibits and Financial Statements, Exhibits and Descriptions of our Annual Report, filed with the SEC on February 25, 2015.

In 2013, Mr. McGavick agreed to amend his employment agreement to eliminate a provision that provided a tax gross-up for any excise tax imposed by IRC Section 4999 on excess parachute payments. As amended, Mr. McGavick’s employment agreement provides that, if an excise tax would be due, then severance payments under his agreement will be cut back if, and to the extent, such a cut back would result in a greater after-tax return to Mr. McGavick than his receiving all of the severance payments and benefits and paying the resulting excise tax. In no event will we pay an excise tax gross-up to Mr. McGavick under the amended agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

NEO Employment Agreement Severance Provisions and the Executive Severance Benefit Program

Potential payments upon termination made to NEOs, including termination following a change in control of the Company, are provided pursuant to the NEOs’ in-force employment agreements or the Company’s Executive Severance Benefit Plan, and various employee benefit plans and award agreements as follows:

Severance Payments Under In-Force NEO Employment Agreements

Severance Payments upon certain termination events made to Mr. McGavick or Ms. Street are provided for in their Employment Agreements:

Termination Due to Death or Disability

Mr. McGavick’s and Ms. Street’s Employment Agreements provide that, in the event of the termination of the executive’s employment prior to the expiration date of the employment agreement (after giving effect to any extensions thereof) by reason of death or disability, the executive (or in the case of death, the executive’s spouse or estate) is entitled to:

(i)
receive, in accordance with the Company’s regular payroll practices then in effect, the executive’s then current base salary through the end of the six month period after the month in which the executive becomes disabled or dies;

(ii)	any annual bonus awarded for the prior performance year but not yet paid in accordance with our bonus program;

(iii)
within 45 days (60 days in the case of disability) after the date of death or total and permanent disability, a pro rata bonus for the performance year in which the death/ disability occurs, in an amount to be determined by the Compensation Committee, but in no event less than a pro-rata portion of the Executive’s average annual bonus for the immediately preceding three years; and

(iv)
the executive’s vested accrued benefits under any employee benefit programs and continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued. Specifically, all unvested stock options and restricted shares granted to the executive under the 1991 Performance Incentive Program would become vested on the date of termination due to death or disability. With respect to outstanding performance units granted to the executives, a pro-rata portion of the performance units granted (calculated based on the number of days worked in the three-year performance period), multiplied by the payout percentage of the award determined based on the extent, if any, that performance goals for the award were achieved as measured at the end of the calendar year in which the termination occurs as determined by the Compensation Committee, will vest and shares will be delivered to the executive or his/her estate by March 15 of the year following the executive’s separation for death or disability. The executive's dependents, in the case of termination due to death, and Executive and his or her dependents in the case of termination due to disability, will also continue to receive medical coverage for a period of six months following Executive's termination.

Termination Without Cause

Mr. McGavick’s and Ms. Street’s employment agreements provide that, in the event of termination of the executive’s employment by us without Cause (as defined in the employment agreement) or by the executive following assignment to the executive of duties materially inconsistent with his/her position or a material breach by us of certain provisions of the employment agreement, the executive shall be entitled to the executive’s then current base salary through the date on which termination occurs. The benefits described in (i), (ii) and (iii) below are only provided contingent on the executive executing and delivering a general release of claims against us and our affiliates in a form acceptable to us:

(i)	a cash lump-sum severance payment equal to the sum of two times the executive’s then current base salary;

(ii)
a cash lump-sum severance payment equal to one time the higher of the targeted annual bonus for the performance year in which such termination occurs or the average of the executive’s annual bonus for the three years immediately preceding the year of termination;

(iii)
any annual incentive award earned or awarded for the performance year ending prior to the termination date but not yet paid to the executive. Such annual incentive award, if any, would be paid to the executive at the time annual incentive awards are paid to similarly situated executives; and

(iv)
the executive’s vested accrued benefits under any employee benefit programs and continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued. For any unvested stock options, the vesting date of unvested options scheduled to vest within the 12 months of the date of termination would be accelerated to the date of termination; any unvested options scheduled to vest beyond the 12 month period would be forfeited. With respect to outstanding performance units, a pro-rata portion of the performance units granted (calculated based on the number of days worked in the three-year performance period), multiplied by the payout percentage of the award determined based on the extent, if any, that performance goals for the award were achieved as measured at the end of the applicable performance period as determined by the Compensation Committee will vest and shares will be delivered to the executive on the regular/ordinary payment date. The executive and his or her dependents will also receive continued medical coverage for a period of twenty-four months.

Termination Without Cause Following A Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control

Mr. McGavick’s and Ms. Street’s employment agreements provide that, in the event of termination of the executive’s employment (a) by us without Cause within the 24-month period (the “Post-Change Period”) following a Change in Control (as defined in the employment agreement), (b) by the executive for Good Reason (as defined in the employment agreement) during the Post-Change Period, or (c) by us without Cause within one year prior to a Change in Control and it is reasonably demonstrated that such termination arose in connection with or anticipation of the Change in Control, Mr. McGavick and Ms. Street are entitled to his or her then current base salary through the date on which termination occurs and:

(i)	a cash lump-sum severance payment equal to the sum of two times the executive’s then current base salary;

(ii)
a cash lump-sum severance equal to the sum of two times the average of the executive’s annual bonus for the three years immediately preceding the year in which the Change in Control occurs, provided such calculated average bonus for each year considered shall be at least equal to the executive’s targeted annual bonus for 2014 if the 2014 targeted bonus exceeded the actual award paid in each year considered; and

(iii)
an amount equal to the higher of the executive’s annual bonus actually awarded for the year immediately preceding the year in which the Change in Control occurs or the targeted annual bonus that would have been awarded to the executive for the year of such termination, pro-rated by a fraction based on the number of months or fraction thereof in which the executive was employed by the Company in the year of termination.

All outstanding grants of restricted shares, stock options, restricted stock units and performance units under our incentive compensation plans automatically vest upon a Change in Control (as defined in such plans). With respect to the performance units, each award will vest at target (100%) and a number of shares equal to the number of such vested performance units will be distributed to the executive at the time of the Change of Control.

Mr. McGavick and Ms. Street are also entitled to continue to receive medical benefit plan coverage for the executive and the executive’s dependents for a period of up to 24 months and to accelerated vesting of the executive’s rights (i) under any retirement plans; and (ii) under any stock options or other rights with respect to equity securities of the Company held by the executive, which options or other rights will be exercisable for the shorter of three years or the remaining term of the security. In addition, Ms. Street is entitled to gross-up payments in the event excise taxes are imposed on her payments or benefits under Section 280G of the Code. Mr. McGavick’s employment agreement was amended in April 2013 to eliminate any possible excise tax gross-up payable to him upon termination. He would not be entitled to tax gross-up payments in the event excise taxes were imposed on his payment and benefits.

Termination With Cause or Other Voluntary Termination

Mr. McGavick’s and Ms. Street's employment agreements provide that, in the event of termination of employment by us with Cause or any voluntary termination by the executive, they are entitled to:

(i)	the executive’s then current base salary through the date on which termination occurs;

(ii)	continued rights with regard to any vested stock options held by the executive in accordance with the terms of the plans under which such options were issued; and

(iii)	the executive’s vested accrued benefits under any employee benefit programs as provided in the programs.

Payments Made to Mr. Veghte Upon his Retirement

On October 30, 2014, the Company and X.L. Global Services, Inc. entered into an agreement and release with Mr. Veghte (the “Agreement”) under which, Mr. Veghte resigned from all officer positions with the Company and its affiliates as well as his membership on all boards of directors and committees of the Company and its affiliates, on December 31, 2014 (the “Retirement Date”).

In connection with Mr. Veghte’s retirement, the Agreement provided for: (i) payment of Mr. Veghte’s base salary through the Retirement Date; (ii) Mr. Veghte’s eligibility to receive an annual bonus for 2014; (iii) retirement treatment under Mr. Veghte’s equity awards, including prorated vesting (based on performance through 2014 and 2016, respectively) of Mr. Veghte’s 2013 and 2014 performance unit awards, continued vesting of unvested stock options and exercisability for the remainder of their respective ten-year terms, and accelerated vesting of performance restricted shares; (iv) payment of $72,000 in a lump-sum, less required tax withholdings, which is intended to cover 24 months of COBRA medical coverage continuation premium payable by Mr. Veghte, less the monthly premium amount paid by similarly situated executives for active medical coverage; and (v) reimbursement of business expenses incurred prior to the Retirement Date.

In addition, the Agreement provides that Mr. Veghte will provide consulting services to the Company following the Retirement Date for the period ending June 30, 2015. The consulting services will include acting as a senior advisor to the Chief Executive Officer of the Company on key reinsurance business matters, maintaining key broker relationships and working to ensure an effective transition for key contacts, providing assistance with regulatory agencies, and attending key industry events as a Company representative as needed and requested by the Company. Provided he complies with the terms of the Agreement, Mr. Veghte will receive a consulting fee payable in installments in the amount of $1,000,000 on January 15, 2015, and $1,300,000 on March 1, 2015.

The Agreement further provided for Mr. Veghte’s release of claims against the Company as well as confidentiality, non-competition, non-solicitation and non-disparagement restrictions, and for indemnification of Mr. Veghte by the Company and coverage under the Company’s directors and officers liability policy for six years following the Retirement Date.

XL Group plc Executive Severance Benefit Plan

On December 21, 2014, the Company adopted the XL Group plc Executive Severance Benefit Plan (the “Severance Plan”). The purpose of the Severance Plan is to assist certain covered senior executives who do not have severance benefits under an individual employment or severance agreement with severance benefits under the terms, and subject to the conditions, set forth in the Severance Plan. The Severance Plan covers senior executives of the Company and its designated subsidiaries (collectively, the “Company”) who have been approved for participation in the Plan by the Plan Administrator, which is the Company, subject to oversight by the Compensation Committee. The Plan Administrator has the right, in its discretion, to interpret the Plan, adopt rules and regulations under the Plan and decide any and all matters arising out of the Severance Plan. The Plan Administrator may require, as a condition to participation in the Plan, that a Covered Employee execute a Participant Agreement, which will include certain restrictive covenants, including non-competition and non-solicitation restrictions, in such form as determined by the Plan Administrator. Messrs. Porrino and Hendrick each signed a participant agreement in December 2014 and are “Covered Employees" under the Severance Plan. Messrs. McGavick and Veghte and Ms. Street are not eligible to participate in the Severance Plan.

Severance benefits will be payable under the Severance Plan in the event the Covered Employee’s employment is terminated by the Company or the Covered Employee terminates for good reason (as defined in the Severance Plan), provided the Covered Employee enters into a separation and release agreement which includes a general release of claims against the Company and its affiliates. Severance payable will be equal to the sum of the Covered Employee’s annual base salary plus his or her target annual bonus for the year of termination, and the severance payment will be made in a lump sum within 60 days after termination. The Covered Employee will also be eligible to receive a pro-rated bonus for the year in which he/she is terminated in an amount determined by the Compensation Committee and payable when annual bonuses are usually paid to executives. A Covered Employee will not be eligible to receive such severance benefits if he or she is terminated by the Company due to misconduct, violation of the Company’s Code of Conduct or similar policies, violation of any covenant or restriction in the Participant Agreement or for cause (as defined in the Severance Plan). A Covered Employee will also not be eligible for such severance benefits if he or she either accepts employment or refuses employment in connection with a sale or divestiture as described in the Severance Plan.

The Severance Plan provides that long-term incentive awards will be governed by the terms of the applicable long-term incentive plan and award agreements. In the case of a termination by the Company without cause or termination by the Covered Employee with good reason (as defined in the Severance Plan), the Covered Employee’s vested accrued benefits under any employee benefit programs and rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or other rights were issued. For stock options, the vesting date of unvested options scheduled to vest within 12 months of the date of termination would be accelerated to the date of termination; any unvested options scheduled to vest beyond the 12 month period would be forfeited. With respect to the performance units granted, a pro-rata portion of the performance units granted (calculated based on the number of days worked in the three-year performance period), multiplied by the payout percentage of the award determined based on the extent, if any, that performance goals for the award were achieved as measured at the end of the applicable performance period as determined by the Compensation Committee, will vest and shares will be delivered to the executive on the regular/ordinary payment date.

In the event the Covered Employee is terminated by the Company without cause or the Covered Employee terminates for good reason (as defined in the Severance Plan), in either case, within two years following a change in control (as defined in the Severance Plan), in lieu of the severance benefits described above, the Covered Employee will receive a cash severance payment equal to two times the sum of the Covered Employee’s annual base salary plus his or her target annual bonus for the year of termination. The Covered Employee will also be eligible to receive a pro-rated bonus for the year in which he/she is terminated in an amount determined by the MDCC and payable when annual bonuses are usually paid to executives. Any such severance payment will also be conditioned on the Covered Employee entering into a separation and release agreement as described above, and the severance payment will be made in a lump sum within 60 days after the termination date.

In the case of a termination by the Company without cause or by the Covered Employee with good reason (as defined in the Severance Plan) following a change in control, all grants of restricted shares, stock options, restricted stock units and performance units under our incentive compensation plans made prior to 2015 automatically vest upon a Change in Control (as defined in such plans). With respect to the performance units granted, each award will vest at target (100%) and a number of shares equal to the number of such vested performance units will be distributed to the executive at the time of the Change of Control.

If a Covered Employee receives severance pay under the plan for any reason, the Company will also pay an amount to the Covered Employee equal to the excess of the cost of COBRA continuation coverage for twelve months under the Company’s medical benefit plan over the amount the Covered Employee would pay for such medical coverage for the Covered Employee and his or her dependents if the Covered Employee were still employed by the Company. Such payment will be made in a lump sum within 60 days after the termination date.

In the event the payments or other benefits under the Severance Plan to a Covered Employee, together with other payments or benefits to the Covered Employee, would constitute an “excess parachute payment” under Section 280G of the Code, the payments under the Severance Plan will be reduced until no amount payable to the Covered Employee constitutes an excess parachute payment. However, no such reduction shall be made if the net after-tax payment to which the Covered Employee would otherwise be entitled without such reduction would be greater than the net after-tax payment to the Covered Employee resulting from the receipt of such payments with such reduction. The Plan does not provide for any tax gross-up payments.

If, prior to a change in control, the Company determines that a Covered Employee has taken action (or failed to act) in a manner which is materially detrimental to the best interests of the Company, the Company may cease benefits to the Covered Employee under the Plan and may claw back any benefits which have already been paid to the Covered Employee under the Severance Plan.

The “Potential Payments Upon Termination or Change in Control Table” estimates the value of such benefits assuming termination as of December 31, 2014. Mr. Veghte’s payments in connection with his retirement are described above and are not included in this table.

Potential Payments Upon Termination or Change in Control Table
(As of December 31, 2014)

Name		Termination Due to Death or Disability	Termination Without Cause	Termination Without Cause Following a Change in Control; For Good Reason; By the Company Within One Year Prior to Change in Control (1)
Michael McGavick	Cash Lump Sum Payment (2)	$3,625,000	$5,500,000	$11,545,500
	Accelerated Vesting of Awards (3)	$13,947,495	$12,270,088	$17,559,651
	Continued Medical Coverage	$11,226	$44,904	$44,904
	Total	$17,583,721	$17,814,992	$29,150,055
Peter Porrino	Cash Lump Sum Payment (2)	N/A	$2,500,000	$4,100,000
	Accelerated Vesting of Awards (3)	$4,054,976	$3,571,880	$5,095,290
	Continued Medical Coverage	N/A	$22,452	$22,452
	Total	$4,054,976	$6,094,332	$9,217,742
Gregory Hendrick	Cash Lump Sum Payment (2)	N/A	$2,450,000	$2,155,625
	Accelerated Vesting of Awards (3)	$4,420,904	$3,931,100	$5,475,668
	Continued Medical Coverage	N/A	$22,452	$22,452
	Total	$4,420,904	$6,403,552	$7,653,745
Sarah Street	Cash Lump Sum Payment (2)	$1,704,233	$2,454,233	$5,730,167
	Accelerated Vesting of Awards (3)	$3,463,776	$3,101,452	$4,244,003
	Continued Medical Coverage	$2,880	$11,520	$11,520
	280G Gross Ups (4)	N/A	N/A	$5,178,010
	Total	$5,170,889	$5,567,205	$15,163,700
____________

(1)
Potential payments under a change in control are calculated with the assumption that all conditions triggering a change in control occurred on December 31, 2014. As discussed in the preceding narrative section, under the Executive Severance Benefit Plan, if a Covered Employees’ severance benefits payable under the Severance Plan would constitute an “excess parachute payment” under Section 280G of the Code, the severance benefits or a payment to the Covered Employee would be reduced until no amount payable under the Severance Plan would constitute an “excess parachute payment.” This reduction would not be made, however, if the net after-tax payment to which the Covered Employee would otherwise be entitled without the reduction would be greater than the net after-tax payment to the Covered Employee resulting from the receipt of the payments with the reduction. The same approach applies to Mr. McGavick under the terms of his Employment Agreement. Applying these rules, Mr. Hendrick’s net after-tax severance payable following a change in control would be greater following a reduction in those benefits of $1,869,375.

(2)
Includes lump sum cash severance payments related to base salary and bonus payable upon termination, as described above in the “NEO Employment Agreement and Severance Provision and the Executive Severance Benefit Program” section.

(3)
The value of potential acceleration of vesting of stock options is based upon the intrinsic value of each award (closing share price less option strike price) at December 31, 2014, while the value of the potential acceleration of the vesting of restricted share, restricted stock unit and performance unit awards is calculated based upon the closing price of the shares on December 31, 2014, which was $34.37.

(4)
The amount in this category represents the estimated tax-reimbursement payment to compensate for additional taxes that the executive would incur as a result of the “golden parachute” excise tax imposed by Section 4999 of the Code. An excise tax may be due if the aggregate present value of the payments that are contingent on a change of control equals or exceeds an amount equal to three times the taxpayer’s base amount. The taxpayer’s base amount is, in general, the individual’s average annualized includible compensation for the most recent five taxable years (or shorter if the individual has not been employed by the service recipient for five years) ending before the date of the change of control. Only Ms. Street has any contractual right to receive an excise tax gross-up.

DIRECTOR COMPENSATION TABLE

We compensate each of our non-employee Directors through a mixture of cash and equity-based compensation. As a result of our redomestication from the Cayman Islands to Ireland during 2010, our non-employee Directors now pay Irish taxes on a portion of their compensation. The non-employee Directors are responsible for these Irish taxes and we do not reimburse the non-employee Directors for such taxes.

The following table sets forth the compensation paid to non-employee Directors for services rendered in the fiscal year ended December 31, 2014:

Name (1)	Fees Earned or Paid in Cash($) (2)	Stock Awards (3)(4)	Option Awards (5)	All Other Compensation ($)(6)	Total($)
Ramani Ayer	$136,167	$150,016	$—	$—	$286,183
Dale Comey	$129,833	$150,016	$—	$—	$279,849
Robert Glauber	$278,333	$150,016	$—	$187,692	$616,041
Edward Kelly, III	$50,000	$112,519	$44,350	$—	$206,869
Suzanne Labarge	$121,333	$150,016	$—	$—	$271,349
Joseph Mauriello	$141,333	$150,016	$—	$—	$291,349
Eugene McQuade	$124,833	$150,016	$—	$—	$274,849
Clayton Rose	$104,833	$150,016	$—	$—	$254,849
Anne Stevens	$70,000	$150,016	$45,000	$—	$265,016
Sir John Vereker	$121,333	$150,016	$—	$92,738	$364,087
____________

(1)
Mr. McGavick is not included in the “Director Compensation Table” above, as he is an executive officer and receives no compensation for his service as a director. The compensation received by Mr. McGavick as an executive is shown in the “Summary Compensation Table.”

(2)
See “Cash Compensation Paid to Non-Employee Directors” below. Amounts provided include the pro-rated portion of the annual retainer fees paid in May 2013 and May 2014 for services rendered between January 1, 2014 and December 31, 2014, and informational and special meeting fees earned during 2014. Specifically, fees included in the chart above reflect the portion of those payments earned during 2014 by all non-employee Directors. These fees may include committee chair, or additional committee membership fees, also pro-rated over the 2014 service period. Mr. Glauber’s fee includes $175,000 for his services as board chair, pro-rated over the 2014 service period.

(3)
See “Equity-Based Compensation Paid to Non-Employee Directors” below. All directors were granted Company stock equal in value to $150,016 on May 6, 2014, with the exception of Mr. Kelly, who received a pro-rated award upon his appointment to the Board in August 2014. The number of shares granted was determined by dividing this amount by the closing price of the Company’s shares on the date of grant ($31.81), and rounding up to the nearest whole share. The amounts shown represent the fair value of stock awards, calculated as the number of shares granted, multiplied by our closing share price on the date of grant. See Note 20(d), “Share Capital-Options” of the consolidated financial statements in our Annual Report for further information on stock awards granted.

(4)	The aggregate number of unvested stock awards outstanding at December 31, 2014 for each non-employee Director was nil.

(5)	Represents the aggregated grant date fair value of stock options computed ASC 718, for an initial award of 5,000 stock options, as described below.

(6)
Represents fees for serving on XL subsidiary boards. Sir John Vereker earned £56,667 in 2014 for serving on the XL Insurance Company SE board. U.S. dollar figures included in the table above were calculated based on the exchange rate in effect at the time of payment. Mr. Glauber earned $187,692 in 2014 for serving on the XL London Market Limited and XL Insurance Company SE boards.

Narrative Disclosure to the Director Compensation Table

Cash Compensation Paid to Non-Employee Directors

Annual Retainer Fee

In 2014, non-employee Directors each received an annual retainer fee of $105,000 that was paid following the Annual General Meeting for their services from May 1, 2014 through April 30, 2015. In 2013, non-employee Directors received an annual retainer fee of $100,000 that was paid following the Annual General Meeting for their services from May 1, 2013 through April 30, 2014.

Currently, non-employee Directors may elect to receive their annual retainer fees in the form of ordinary shares having a value equal to their annual retainer fees on the date of the Annual General Meeting of the current year. In 2014, no non-employee Director elected to receive their annual retainer fee in the form of shares

Board and Committee Chairmen and Meeting Attendance Fees

For each of the periods from May 1, 2013 to April 30, 2014 and May 1, 2014 to April 30, 2015, Mr. Glauber received an annual fee of $175,000 for serving as Chairman of the Board.

As the Chairman of the Nominating Committee, Mr. Comey received a committee chairman’s fee of $10,000. Mr. McQuade, the Chairman of the Risk and Finance Committee, received a committee chairman’s fee of $20,000. Mr. Mauriello, the Chairman of the Audit Committee, received a committee chairman’s fee of $35,000. The Chairman of the Compensation Committee, Mr. Ayer received a committee chairman’s fee of $20,000. In addition, each Audit Committee member, other than the Chairman, received an Audit Committee retainer fee of $15,000.

Non-employee Directors do not receive Board or committee meeting attendance fees, except in the case of informational or special meetings, for which, prior to April 2014, we paid an attendance fee of $1,500 per meeting. Special meeting fees were discontinued in April 2014.

All Other Fees

In addition to the aforementioned fees, non-employee Directors are reimbursed for travel, accommodation and other reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings. We transport one or more non-employee Directors to and from certain Board meetings on an aircraft in which we have fractional ownership.

Deferral of Annual Retainer Fee

Prior to January 1, 2009, non-employee Directors could elect to defer, at the beginning of each calendar year, all or part of their Board annual retainer fee in increments of 10%. Subsequent to that date, our non-employee Directors are no longer able to defer any portion of their annual retainer fee. This change was the result of the passage of The Emergency Economic Stabilization Act of 2008, pursuant to which Section 457A was added to the Code. Section 457A requires compensation under a “nonqualified deferred compensation plan of a nonqualified entity” to be included in the service provider’s income when the compensation is no longer subject to a substantial risk of forfeiture. Deferrals made before January 1, 2009, which are deferred until 2018 or later, are to be paid to, and included in income of, the service provider (i.e., the non-employee Director) on the earlier of the last taxable year beginning before 2018 and the year in which there is no substantial risk of forfeiture.

In years when a non-employee Director made an election to defer all or a portion of the annual retainer fee, deferred annual retainer fees were credited in the form of share units (“deferred share units”). The value of the deferred share units was calculated by dividing 100% of the deferred annual retainer fee by the closing price of our ordinary shares on the NYSE on the date the fees would otherwise have been paid, in accordance with the terms of the Directors Stock and Option Plan, as amended and restated (the “Directors Plan”). Deferred share units represent a right to receive shares. Deferred share units have no voting rights and receive dividend equivalents rather than cash dividends. Each non-employee Director receives dividend equivalents on the deferred share units contained in his or her stock deferral account, which are equal in value to dividends paid on our shares. The dividend equivalents granted are then reinvested in the non-employee Directors’ stock deferral accounts in the form of additional deferred share units. Upon a “separation from service” (as defined in Treasury Reg. 1-409A-1(h)), each non-employee Director receives a share for each deferred share unit awarded. Such deferred share units are received either in a lump sum on the date of the non-employee Director’s “separation from service” or over a period not to exceed 5 years, as elected in advance by such non-employee Director.

Equity-Based Compensation Paid to Non-Employee Directors

Shares

On May 6, 2014, each then non-employee Director received an award of 4,716 shares equal in value to $150,016 for his or her service as a Director from May 2014 to April 2015. The fair market value of each share on the date of grant was $31.81. All such shares were vested as of the date of grant pursuant to the terms of the Directors Plan and are subject to the Director share ownership guidelines described below. Mr. Kelly received a pro-rated share award upon his appointment to the Board in August 2014.

On October 27, 2011, the Nominating Committee approved a process whereby non-employee Directors may make an annual irrevocable election to have us withhold shares in an amount necessary to satisfy Irish tax withholding obligations on their share awards. Under Irish tax rules, fully vested share awards are subject to Irish “Pay as You Earn” taxation requirements. This right of election applied commencing with the stock granted to non-employee Directors in May 2012.

Stock Options

Upon joining the Board, new non-employee Directors received an initial stock option award to purchase 5,000 shares under the Directors Stock and Option Plan. Stock option awards granted on or after April 26, 2013 vest ratably on the first, second and third year anniversary of the grant date, assuming the non-employee Director is still serving as such on the vesting date. Ms. Anne Stevens received such an initial stock option award on May 6, 2014 with a strike price equal to the fair market value of an XL share on the date of grant of $31.81. Mr. Kelly received such an initial stock option award on August 1, 2014 with a strike price equal to the fair market value of an XL share on the date of grant of $32.52. On December 21, 2014, the Board amended the plan to eliminate the non-discretionary granting of an initial stock option award.

Retainer Share Units

Prior to January 1, 2009, share units were credited to the account of each non-employee Director (collectively, “retainer share units”) in an amount equal to the non-employee Director’s retainer fee divided by the closing price of our ordinary shares on the NYSE on the date such retainer share units were to have been credited pursuant to the Directors Plan. Dividends on the retainer share units contained in a non-employee Director’s stock deferral account are credited as additional retainer share units, which are equal in value to dividends paid on our ordinary shares. Benefits under the Directors Plan will be distributed in the form of shares for each retainer share unit awarded following retirement or termination of a non-employee Director’s service on the Board. Such shares are received either in a lump sum on the date of a non-employee Director’s retirement or termination or over a period not to exceed five years, as elected in advance by each non-employee Director. However, consistent with the Directors' previous ability to defer their annual retainer fee, non-employee Directors, subsequent to January 1, 2009, did not receive such retainer share units as a result of the addition of Section 457A to the Code. In addition, retainer share units granted before January 1, 2009, are to be delivered to, and included in the income of, the service provider (i.e., the non-employee Director) on the earlier of the last taxable year beginning before 2018 and his or her respective retirement from the Board.

Director Share Ownership

We encourage long-term share ownership by our non-employee Directors. Accordingly, at its April 2010 meeting, the Nominating Committee established a share ownership target for non-employee Directors of at least four times the annual cash retainer (currently, a target of $420,000) in value of beneficially owned shares, stock options or share units (or any combination thereof).

In addition to the share ownership target, the Nominating Committee established restrictions on the sale of shares and share holding requirements for our Directors. Directors may not sell shares granted on or after May 1, 2010 unless they have met the share ownership target; however, shares may be withheld to cover tax obligations associated with the grant, regardless of whether the full level of share ownership has been attained. Directors are also required to retain and hold 50% of each grant (net of taxes) made on or after May 1, 2010 for a minimum of five years from the grant date before being allowed to sell those vested shares.

All of our non-employee Directors, except for Ms. Stevens and Mr. Kelly (who each were appointed to the Board in 2014), were in compliance with our shareholding requirements and have met their share ownership target as of December 31, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The following table sets forth, as of February 19, 2015, information regarding the beneficial ownership of our shares held by: (1) each person who beneficially owns 5% or more of our outstanding shares; (2) each of our nominees, each of our continuing Directors and each of our named executive officers; and (3) all of our current Directors and executive officers as a group. Except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after February 19, 2015. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any shares that such person or persons have the right to acquire within 60 days after February 19, 2015 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Blackrock, Inc. 55 East 52nd Street, New York, NY 10022 (3)	Ordinary Shares	20,300,968	8.00%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355 (4)	Ordinary Shares	18,811,643	7.40%
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761 (5)	Ordinary Shares	16,183,255	6.30%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland 21202 (6)	Ordinary Shares	15,645,903	6.10%
Wellington Management Company, LLP 280 Congress Street, Boston, MA 02210 (7)	Ordinary Shares	14,062,587	5.50%
State Street Corporation One Lincoln Street, Boston MA 02111 (8)	Ordinary Shares	13,489,295	5.30%
Ramani Ayer (9)	Ordinary Shares	21,520	*
Dale Comey (10)	Ordinary Shares	75,807	*
Robert Glauber (11)	Ordinary Shares	71,712	*
Gregory Hendrick (12)	Ordinary Shares	513,127	*
Edward Kelly III	Ordinary Shares	2,352	*
Suzanne Labarge (13)	Ordinary Shares	18,223	*
Joseph Mauriello (14)	Ordinary Shares	68,236	*
Michael McGavick (15)	Ordinary Shares	2,340,689	*
Eugene McQuade (16)	Ordinary Shares	69,342	*
Peter Porrino (17)	Ordinary Shares	344,697	*
Clayton Rose (18)	Ordinary Shares	30,670	*
Anne Stevens	Ordinary Shares	3,207	*
Sarah Street (19)	Ordinary Shares	529,584	*
James Veghte (20)	Ordinary Shares	794,687	*
Sir John Vereker (21)	Ordinary Shares	61,899	*
Current Directors and executive officers of the Company as a group (20 persons in total)	Ordinary Shares	6,279,589	2.46%
__________

*	Represents less than 1% of each class of security beneficially owned.

(1)
Each share has one vote, except that if, and for so long as, the votes conferred by the Controlled Shares (as hereinafter defined) of any person constitute 10% or more of the votes conferred by the issued shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power equal to approximately (but slightly less than) 10%, pursuant to a formula set forth in our Articles of Association. “Controlled Shares” include, among other things, all shares that a person (as defined in our Articles of Association) owns directly, indirectly or constructively (within the meaning of Section 13(d)(3) of the Exchange Act or Section 958 of the Code).

(2)
For Directors, includes shares, deferred share units, deferred restricted shares and retainer share units credited to the accounts of the Directors pursuant to their election to defer their Annual Retainer fees as described under “Cash Compensation Paid to Non-Employee Directors,” above.

(3)
Represents 17,957,531shares with sole voting power and 20,300,968 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by Blackrock Inc. on January 23, 2015.

(4)
Represents 455,075 shares with sole voting power, 18,388,622 shares with sole dispositive power and 423,020 shares with shared dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2015.

(5)
Represents 2,597,023 shares with sole voting power, 13,586,232 shares with shared voting power and 16,183,255 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss, LLC on February 10, 2015.

(6)
Represents 7,290,101 shares with sole voting power and 15,598,489 shares with sole dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 11, 2015.

(7)
Represents 7,649,428 shares with shared voting power and 14,062,587 shares with shared dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G/A filed with the SEC by Wellington Management Company on February 12, 2015.

(8)
Represents 13,489,295 shares with shared voting power and 13,489,295 shares with shared dispositive power. Beneficial ownership details are based upon information contained in the Schedule 13G filed with the SEC by State Street Corporation on February 13, 2015.

(9)	Includes 5,000 shares issuable upon exercise of vested stock options.

(10)
Includes 13,565 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 20,000 shares issuable upon exercise of vested stock options.

(11)
Includes 4,648 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 22,500 shares issuable upon the exercise of vested stock options.

(12)	Includes 6,562 restricted shares that had not vested but which have voting rights, and 384,002 shares issuable upon exercise of vested stock options.

(13)	Includes 5,000 shares issuable upon exercise of vested stock options. Also includes 13,223 shares held in a personal holding company.

(14)
Includes 7,219 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 22,500 shares issuable upon the exercise of vested stock options.

(15)	Includes 16,000 restricted shares that had not vested but which have voting rights. Also includes 1,977,307 shares issuable upon the exercise of vested stock options.

(16)
Includes 8,714 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 20,000 shares issuable upon exercise of vested stock options.

(17)	Includes 234,515 shares issuable upon exercise of vested stock options.

(18)	Includes 5,000 shares issuable upon exercise of vested stock options.

(19)	Includes 13,124 restricted shares that had not vested but which have voting rights. Also includes 432,339 shares issuable upon the exercise of vested stock options.

(20)	Includes 705,393 shares issuable upon the exercise of vested stock options.

(21)
Includes 2,387 retainer share units, deferred share units, deferred restricted shares and accrued dividends issuable upon retirement or separation from the Board of Directors. Also includes 17,500 shares issuable upon exercise of vested stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of our shares and other equity securities.

We believe that all of our Directors and executive officers who are Section 16 filers filed all of such reports on a timely basis during the year ended December 31, 2014.

RELATED PERSON TRANSACTIONS

Certain of our shareholders and their affiliates, as well as the employers of or entities otherwise associated with certain Directors and officers or their affiliates, have purchased insurance and/or reinsurance from us in the ordinary course of business on terms we believe were no more favorable to these (re)insureds than those made available to other customers.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist with the Board of Directors’ oversight of the quality and integrity of our financial statements, including our system of internal control over financial reporting, the independent registered public accounting firm’s (the “independent auditor”) qualifications, independence and performance, the performance of our internal audit function and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. For the period from January 1, 2014 through July 31, 2014, the Audit Committee was comprised of Messrs. Mauriello (Chairman), Ayer and Comey, Sir John Vereker and Ms. Labarge. For the period August 1, 2014 through the date hereof, Messrs. Mauriello (Chairman), Ayer, Comey and Kelly, Sir John Vereker and Ms. Labarge have served on the Audit Committee. The Audit Committee is currently comprised wholly of independent Directors and operates under a written charter. A current copy of the Audit Committee Charter is available on our website located at www.xlgroup.com under “Investor Relations—Corporate Governance.”

It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditor, as appropriate. It is also not the responsibility of the Audit Committee to ensure compliance with laws and regulations and our Code of Conduct or to set or determine the adequacy of the Company’s reserves.

The Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2014 be included in the Annual Report for such fiscal year. This recommendation was based on the following actions undertaken by the Audit Committee:

•	Review and discussion regarding our system of internal control over financial reporting;

•	Review of the audited financial statements and management’s assessment of the effectiveness of our system of internal control over financial reporting;

•	Review and discussions with management regarding the audited financial statements;

•
Receipt of written disclosures and the letter from the independent auditor under applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•
Discussions with the independent auditor regarding such auditor’s independence, the audited financial statements, the matters required to be discussed by the Public Company Accounting Oversight Board in its guidance “Communication With Audit Committees,” the independent auditor’s opinion on the effectiveness of our system of internal control over financial reporting and other matters the Audit Committee deemed relevant and appropriate.

Audit Committee
Joseph Mauriello, Chairman
Ramani Ayer
Dale R. Comey
Edward J. Kelly, III
Suzanne B. Labarge
Sir John Vereker

FEES PAID TO AUDITORS

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit services for the years ended December 31, 2014 and 2013 were approximately $12,368,000 and $12,235,000, respectively. Audit fees were for professional services rendered primarily in connection with the audit and quarterly reviews of the consolidated financial statements, internal control over financial reporting and other attestation services that comprised the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate and the provision of certain opinions relating to our filings with the SEC.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related professional services for the years ended December 31, 2014 and 2013 were approximately $765,000 and $316,000, respectively. In 2014 and 2013, such audit-related fees were primarily related to the performance of services related to accounting consultations.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for tax services for the fiscal years ended December 31, 2014 and 2013 were approximately $186,000 and $75,000, respectively. In 2014 and 2013, these fees were for professional services rendered for tax planning and compliance.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for products and services rendered to us, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended December 31, 2014 and 2013 were approximately $214,000 and $139,000, respectively. The increase in the aggregate fees billed by PricewaterhouseCoopers LLP for such products and services rendered to us in 2014 compared to 2013 related primarily to services related to Solvency II and software licenses. The remainder of the aggregate fees billed for each year related to consultations regarding financial statement note disclosures and to software licenses acquired for technical accounting reference tools required for regulatory filings.

General

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent auditor. The Audit Committee will annually review and pre-approve the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the independent auditor. To the extent practicable, the Audit Committee or the Chairman of the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or the Chairman of the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or the Chairman of the Audit Committee. All requests or applications for the independent auditor to provide services to us shall be submitted to the Audit Committee or the Chairman of the Audit Committee.

The Audit Committee considered whether the provision of non-audit services performed by the independent auditor was compatible with maintaining PricewaterhouseCoopers LLP’s independence during 2014. The Audit Committee concluded in 2014 that the provision of these services during 2014 was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence in the performance of its auditing functions.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL GENERAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2016 Annual General Meeting should be submitted in accordance with the procedures prescribed by Rule 14a-8 promulgated under the Exchange Act and sent to the Company Secretary at XL Group, 100 Washington Blvd., 6th Floor, Stamford, CT 06902. Such proposals must be received by November [21], 2015.

Pursuant to our Articles of Association, any shareholder entitled to attend and vote at an Annual General Meeting may nominate persons for election as Directors if written notice of such shareholder’s intent to nominate such persons is received by the Secretary at the address above during the period provided in our Articles of Association. Specifically, written notice of a shareholder’s intent to make a Director nomination at the 2016 Annual General Meeting must be received by the Company Secretary no earlier than January 9, 2016 and no later than February 8, 2016 (with certain exceptions if the 2016 Annual General Meeting is held more than 30 days before or after the one-year anniversary of the date of the 2015 Annual General Meeting). Such notice must include any information required pursuant to Article 61 of our Articles of Association at the time of submission. The nomination of any person not made in compliance with the foregoing procedures will be disregarded.

OTHER MATTERS

While management knows of no other matters to be brought before the Annual General Meeting other than the presentation of our 2014 financial statements and the minutes of the 2014 Annual General Meeting of shareholders, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

Proxy Solicitation

We will bear the cost of this solicitation of proxies. Proxies may be solicited by our Directors, officers and employees, who will not receive additional compensation for such services. In addition to the foregoing, we have retained Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee of approximately $28,500 plus customary costs, reasonable out-of-pocket expenses and disbursements. Upon request, we will also reimburse brokers and others holding shares in their names, or in the names of nominees, for forwarding proxy materials to their customers. To the extent necessary in order to ensure sufficient representation at the Annual General Meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, email, internet or other means of electronic transmission.

Householding of Shareholder Documents

We may send a single Notice to any household at which two or more shareholders reside, or a single set of shareholder documents (the Annual Report and this Proxy Statement) if those shareholders have requested hard copies of these documents. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Your materials may be househeld based on your prior express or implied consent. A number of brokerage firms with account holders who are shareholders have instituted householding. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If your materials have been househeld and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information househeld, you may notify your broker or write or call XL’s Investor Relations department at:

XL Group
Investor Relations
100 Washington Boulevard
6th Floor
Stamford, CT 06902
Telephone: (203) 964-3470
Fax: (203) 964-3444
Email: investorinfo@xlgroup.com

Upon written or oral request, we will promptly deliver, without charge, to any shareholder a copy of the Notice, our Annual Report or this Proxy Statement. Requests for copies should be submitted to the Company Secretary at XL Group, 100 Washington Blvd., 6th Floor, Stamford, CT 06902 or (203) 964-5500.

As ordered,
Michael McGavick
Chief Executive Officer

ANNEX A
XL GROUP PLC
DIRECTORS STOCK & OPTION PLAN

DRAFT FOR APPROVAL AT ANNUAL GENERAL MEETING

1.    PURPOSES
The purposes of the Directors Stock & Option Plan are to advance the interests of XL Group plc and its Shareholders by providing a means to attract, retain, and motivate Directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.
2.    DEFINITIONS
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)    “Board” means the Board of Directors of the Company.

(b)
“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(c)	“Company” means XL Group plc, an Irish company, or any successor corporation or permitted assign.
(d)    “Director” means a non-employee member of the Board.
(e)    “Fair Market Value” means, with respect to Shares on any day, the following:

(i)
If the Shares are at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Shares on the date in question on the stock exchange which is the primary market for the Shares, as such price is officially quoted on such exchange. If there is no reported sale of Shares on such exchange on such date, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists; and

(ii)
If the Shares are not at the time listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, the Fair Market Value shall be the closing selling price per share of Shares on the date in question, as such price is reported by the National Association of Securities Dealers through the NASDAQ National Market System or any successor system. If there is no reported closing selling price for Shares on such date, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

(f)    “Fiscal Year “means the calendar year.
(g)    “Option” means a right, granted under Section 5 of the Plan, to purchase Shares.

(h)	“Participant” means a Director who has been granted an Option, Restricted Stock Award, Restricted Stock Unit Award or who has elected to defer compensation under the Plan.

(i)    “Plan” means this Directors Stock & Option Plan.
(j)    “Restricted Stock Award” means an award granted under Section 5(d) of the Plan.
(k)    “Restricted Stock Unit Award” means an award granted under Section 5(e) of the Plan.
(l)    “Shares” means ordinary shares of the Company.
3.    ADMINISTRATION
The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have full and exclusive authority to interpret the Plan, to make all determinations with respect to awards to be granted under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in the implementation and administration of the Plan. The Board’s interpretation and construction of the Plan shall be conclusive and binding on all persons.

4.	SHARES SUBJECT TO THE PLAN

(a)
Subject to adjustment as provided in Section 5(g), the total number of Shares reserved for issuance under the Plan shall be 994,702. If any Shares subject to an Option, Restricted Stock Award or Restricted Stock Unit Award hereunder are forfeited, cancelled or surrendered, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Option, Restricted Stock Award or Restricted Stock Unit Award shall, to the extent of any such forfeiture, cancellation or surrender, again be available for issuance as such an award under the Plan.

(b)	Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares including Shares acquired by purchase in the open market or in private transactions.

5.	DIRECTOR’S AWARDS

(a)
Options. The Board may make discretionary Option grants to Directors hereunder. The Board may determine, in its discretion, the Directors to whom any such Options are to be granted, the number of Shares to be subject to each such Option and the other terms and conditions of such Options, consistent with the terms of the Plan. The exercise price per share of any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and the term of an Option shall not be longer than ten years.

(b)
Time and Method of Exercise. The exercise price of an Option shall be paid to the Company at the time of exercise in cash or through delivery of Shares owned by the Director for more than six months having an aggregate Fair Market Value on the date of exercise equal to the exercise price.

(c)
No Option Re-pricing. Except as provided in Section 5(g) hereof relating to certain anti-dilution adjustments, unless the approval of Shareholders of the Company is obtained, Options issued under the Plan shall not be amended to lower their exercise prices, they will not be exchanged for other stock options with lower exercise prices, and Options issued under the Plan with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property.

(d)
Restricted Stock Awards. The Board may grant Restricted Stock Awards to Directors on such terms and conditions, consistent with the provisions of this Plan, as determined by the Board. Restricted Stock Awards shall be subject to restrictions on transferability, forfeiture conditions and other restrictions, if any, as the Board may impose, which restrictions and forfeiture conditions may lapse under such circumstances as the Board may determine. A Director who is granted a Restricted Stock Award shall have all of the rights of a Shareholder prior to vesting of the Restricted Stock Award, including, without limitation, the right to vote the Restricted Stock and the right to receive dividends thereon.

(e)
Restricted Stock Unit Awards. The Board may grant Restricted Stock Unit Awards to Directors on such terms and conditions, consistent with the provisions of this Plan, as determined by the Board. Restricted Stock Unit Awards will provide for the delivery of a number of Shares equal to the number of Restricted Stock Units at the time and subject to the terms and conditions set forth by the Board. Delivery of Shares pursuant to the Restricted Stock Unit Awards will occur upon expiration of the deferral period specified by the Board. In addition, Restricted Stock Unit Awards shall be subject to such restrictions, including forfeiture conditions, as the Board may impose.

(f)
Transferability. The Options, Restricted Stock Awards and Restricted Stock Unit Awards granted under the Plan may be assigned or otherwise transferred only: (i) by will or the laws of descent and distribution; (ii) by valid beneficiary designation taking effect at death made in accordance with procedures established by the Board; or (iii) solely in the case of Options, by the Director to members of his or her “immediate family,” to a trust established for the exclusive benefit of solely one or more members of the Director’s “immediate family” and/or the Director, or to a partnership or other entity pursuant to which the only owners are one or more members of the Director’s “immediate family” and/or the Director. Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, “immediate family” means the Director’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption.

(g)
Adjustments. In the event that subsequent to the Effective Date any alteration or re-organization whatsoever taking place in the capital structure of the Company whether by way of capitalization of profits or reserves, capital distribution, rights issue, consolidation or sub-division of shares, the conversion of one class of Share to another or reduction of capital or otherwise, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of Shares or other securities of the Company or of another corporation, then in order to maintain the proportionate interest of the Directors and preserve the value of the awards made hereunder (i) there shall automatically be substituted for each Share subject to an unexercised Option, each Restricted Stock Award, each Restricted Stock Unit Award, and each Share to be issued on a formula basis under this Section 5 subsequent to such event, the number and kind of Shares or other securities into which each outstanding Share shall be changed or for which each such Share shall be exchanged, (ii) the exercise price of outstanding Options shall be increased or decreased proportionately so that the aggregate purchase price for the Shares subject to any unexercised Option shall remain the same as immediately prior to such event, and (iii) the number and kind of Shares available for issuance under the Plan shall be equitably adjusted in order to take into account such transaction or other change. Notwithstanding any provision hereof to the contrary, no adjustment may be made that reduces the amount to be paid up per share to less than the par value of the share.

(h)	Nonqualified Options. All Options granted under the Plan shall be nonqualified options, not entitled to special tax treatment under Section 422 of the Code.
6.    DIRECTOR’S FEES
Notwithstanding any provision of this Plan to the contrary, the provisions of Section 6(a) through (f) and Section 6(h) below will apply only with respect to deferrals of annual retainer fees earned for service as a Director prior to January 1, 2009. Deferrals under such provisions may not be made with respect to annual retainer fees attributable to services performed after December 31, 2008.

(a)
Each Director may make an irrevocable election on or before the December 31 immediately preceding the beginning of a Fiscal Year of the Company, by written notice to the Company, to defer payment of all or a designated portion (in increments of $5,000) of the cash compensation otherwise payable as his or her annual retainer for service as a Director for the next Fiscal Year. Notwithstanding the foregoing, a Director who first becomes eligible to participate in the Plan may make an election under this Section 6(a) within 30 days of first becoming eligible to participate in the Plan in respect of annual retainer fees for services performed after the date of the election under this Section 6(a).

(b)
Deferrals of compensation hereunder shall continue until the Director notifies the Company in writing, on or prior to the December 31 immediately preceding the commencement of any Fiscal Year, that he wishes his compensation for such Fiscal Year and all succeeding periods to be paid in cash on a current basis.

(c)
All compensation which a Director elects to defer pursuant to this Section 6 shall be credited in the form of units to a bookkeeping account maintained by the Company in the name of the Director. Each such unit shall represent the right to receive one Share at the time determined pursuant to the terms of the Plan. In consideration for forgoing cash compensation, the number of units so credited will be equal to the number of Shares having an aggregate Fair Market Value (on the date the compensation would otherwise have been paid) equal to 100% of the amount by which the Director’s cash compensation was reduced pursuant to the deferral election. Notwithstanding any other provision of this Plan, in the case of any deferral election made prior to the date of approval of this Plan by the affirmative votes of the holders of a majority of voting securities of the Company, the crediting of Share units to the Director’s bookkeeping account shall be contingent on such Shareholder approval. If such Shareholder approval is not obtained within one year from the Effective Date of this Plan, compensation deferred pursuant to a prior election hereunder will be paid to the Director in cash at the end of such year.

(d)
As of each date on which a cash dividend is paid on Shares, there shall be credited to each account that number of units (including fractional units) determined by: (i) multiplying the amount of such dividend (per Share) by the number of units in such account; and (ii) dividing the total so determined by the Fair Market Value of a Share on the date of payment of such cash dividend. The additions to a Director’s account pursuant to this Section 6(d) shall continue until the Director’s account is fully paid.

(e)
The account of a Director shall be distributed (in the form of one Share for each Share unit) either (x) in a lump sum at the time of the Director’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company or (y) in up to five annual installments commencing at the time of the Director’s “separation from service” with the Company, as elected by the Director. Each Director’s distribution election must be made in writing within 30 days after the Director first becomes eligible to participate in the Plan; provided, however, that, solely in the case of deferrals of compensation that were earned and vested on December 31, 2004 (together with amounts credited thereon under Section 6(d)), a Director may make a new distribution election with respect to the entire portion of such deferrals so long as such election is made at least one year in advance of the Director’s termination of service on the Board. In the case of an account distributed in installments, the amount of Shares distributed in each installment shall be equal to the number of Share units in the Director’s account subject to such installment distribution at the time of the distribution divided by the number of installments remaining to be paid. In the event a Director does not make an affirmative distribution election in accordance with this Section 6(e), the account of the Director shall be distributed in a lump sum at the time of the Director’s “separation from service.”

(f)
The right of a Director to amounts described under this Section 6 (including Shares) shall not be subject to assignment or other disposition by him or her other than by will or the laws of descent and distribution. In the event that, notwithstanding this provision, a Director makes a prohibited disposition, the Company may disregard the same and discharge its obligation hereunder by making payment or delivery as though no such disposition had been made.

(g)
Each Director may make an election in writing on or prior to each December 31 to receive the Directors annual retainer fees payable in the following Fiscal Year in the form of Shares instead of cash. Any Shares elected shall be payable at the time cash retainer fees are otherwise payable, and the number of Shares distributed shall be equal to the amount of the annual retainer fee otherwise payable on such payment date divided by the Fair Market Value of a Share on such date. Notwithstanding the foregoing, a Director who first becomes eligible to participate in the Plan may make an election under this Section 6(g) within 30 days of first becoming eligible to participate in the Plan in respect of annual retainer fees for services performed after the date of the election under this Section 6(g).

(h)
In the event that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of Shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Directors and preserve the value of the Directors’ Share units, there shall automatically be substituted for each Share unit a new unit representing the number and kind of Shares, other securities or other consideration into which each outstanding Share shall be changed. The substituted units shall be subject to the same terms and conditions as the original Share units

7.	GENERAL PROVISIONS

(a)
Compliance with Legal and Trading Requirements. The Plan shall be subject to all applicable laws, rules and regulations, including, but not limited to, U.S. federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under the Plan until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any U.S. state or federal law, rule or regulation or under laws, rules or regulations of other jurisdictions as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under U.S. federal or state law or under the laws of other jurisdictions.

(b)
No Right to Continued Service. Neither the Plan nor any action taken thereunder shall be construed as giving any Director the right to be retained in the service of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any Director’s service at any time.

(c)
Taxes. The Company is authorized to withhold from any Shares delivered under this Plan or on exercise of an Option any amounts of withholding and other taxes due in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and a Participant to satisfy obligations for the payment of any withholding taxes and other tax obligations relating thereto. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.

(d)
Amendment. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of Shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s Shareholders if such Shareholder approval is required by any U.S. federal law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights or, in any other manner, adversely affect the rights of such Participant under any award theretofore granted to him or her or compensation previously deferred by him or her hereunder.

(e)
Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to a Restricted Stock Unit Award or a deferral election, nothing contained in the Plan shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Company may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the "unfunded” status of the Plan unless the Company otherwise determines with the consent of each affected Participant.

(f)
Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the Shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of options on Shares and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(g)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. Cash shall be paid in lieu of such fractional Shares.

(h)
Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws thereof.

(i)
Effective Date: Plan Termination. The Plan as amended and restated became effective as of May 8, 2015 (the “Effective Date”), subject to approval by the Shareholders of the Company. The Plan shall terminate as to future awards on June 14, 2024 or, if earlier, at such time as no Shares remain available for issuance pursuant to Section 4, and the Company has no further obligations with respect to any award granted or compensation deferred under the Plan.

(j)
Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(k)
Section 409A. It is intended that deferrals of compensation that were earned and vested on December 31, 2004 (and amounts credited thereon under Section 6(d) of the Plan) (the “Grandfathered Plan Benefits”) will satisfy the grandfather provisions applicable under Section 409A of the Code so that such Grandfathered Plan Benefits will not be subject to Section 409A of the Code. No amendment to this Plan made after October 3, 2004 will apply to the Grandfathered Plan Benefits unless the amendment specifically provides that it applies to them. As it applies to benefits that are not Grandfathered Plan Benefits, it is intended that the Plan, Options and other awards granted and amounts deferred hereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent subject thereto, and the Plan and such Options, awards and deferral provisions shall be interpreted on a basis consistent with such intent. Without limiting the generality of the foregoing, no adjustment shall be made pursuant to Section 5(g) above that would cause any Option to be treated as deferred compensation pursuant to Section 409A of the Code. The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code. No action or failure to act, pursuant to this Section 7(k) shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect any Director from the obligation to pay any taxes pursuant to Section 409A of the Code.

(l)
Section 457A. Notwithstanding any provision of this Plan to the contrary, in the case of any Director subject to United States income tax, any amount deferred under Section 6 of the Plan, and any amount deferred under a restricted stock unit granted under the Plan, which in any such case constitutes “nonqualified deferred compensation” for purposes of Section 457A of the Code and is subject to Section 457A of the Code, shall be distributed to the Director no later than December 31, 2017.

ANNUAL GENERAL MEETING INFORMATION

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Vote by Internet

- Go to **www.envisionreports.com/XL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Shareholder Meeting Notice

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*** Exercise Your Right to Vote ***

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the Annual General Meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the Annual General Meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available at:

www.envisionreports.com/XL

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares. You must use the number in the shaded box above when voting.

Step 1: Go to **www.envisionreports.com/XL** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 30, 2015 to facilitate timely delivery.

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Shareholder Meeting Notice

XL Group plc's Annual General Meeting will be held on May 8, 2015 at XL House, 8 St. Stephen's Green, Dublin 2, Ireland, at 8:30 a.m. local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board recommends a vote FOR all nominees and FOR Proposals 2, 3, 4, 5 and 6:

Only the holders of record of XL Group plc Ordinary Shares on March 5, 2015 are entitled to notice of and to vote at the meeting. If you were a shareholder as of the record date, you may attend the Annual General Meeting and vote in person. Shareholders may contact Georgeson at 888-658-3624 to obtain directions to the Annual General Meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice along with personal identification to the Meeting.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.
If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/XL**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to proxymaterial@georgeson.com with "Proxy Materials XL Group plc" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 30, 2015.

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ANNUAL GENERAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Time, on May 7, 2015.

Vote by Internet

- Go to **www.envisionreports.com/XL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3, 4, 5 and 6.

Nominees:	For	Against	Abstain
01. Ramani Ayer	☐	☐	☐
02. Dale R. Comey	☐	☐	☐
03. Michael S. McGavick	☐	☐	☐
04. Robert R. Glauber	☐	☐	☐
05. Edward J. Kelly, III	☐	☐	☐
06. Suzanne B. Labarge	☐	☐	☐
07. Anne Stevens	☐	☐	☐
08. Sir John M. Vereker	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — XL Group plc

Notice of 2015 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual General Meeting — May 8, 2015

Michael McGavick and Kirstin Gould, or any of them, each with the power of substitution, are hereby authorized to represent and vote the ordinary shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Ordinary Shareholders of XL Group plc to be held on May 8, 2015 at XL House, 8 St. Stephen's Green, Dublin 2, Ireland, at 8:30 a.m. local time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3, 4, 5 and 6. This proxy will revoke any previously executed proxy granted with respect to the 2015 Annual General Meeting.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)